Exhibit 10.1

Execution Copy

CREDIT AND SECURITY AGREEMENT

BY AND AMONG

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.,
IWC SERVICES, LLC,

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION

Acting through its WELLS FARGO BUSINESS CREDIT operating division

March 3, 2006

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

Section 1.1	Definitions	1
Section 1.2	Other Definitional Terms; Rules of Interpretation	21

ARTICLE II AMOUNT AND TERMS OF THE CREDIT FACILITY		22

Section 2.1	Revolving Advances	22
Section 2.2	Procedures for Requesting Advances	22
Section 2.3	LIBOR Rate Advances.	23
Section 2.4	Letters of Credit.	24
Section 2.5	Special Account	25
Section 2.6	Equipment Term Advance.	25
Section 2.7	Payment of Equipment Term Note	25
Section 2.8	Interest; Default Interest Rate; Application of Payments; Participations; Usury.	26
Section 2.9	Fees.	27
Section 2.10	Time for Interest Payments; Payment on Non-Business Days; Computation of Interest and Fees.	29
Section 2.11	Lockbox and Collateral Account; Sweep of Funds.	30
Section 2.12	Term	30
Section 2.13	Voluntary Prepayment; Reduction of the Maximum Facility Amount; Termination of a Credit Facility by Borrower	31
Section 2.14	Mandatory Prepayment	31
Section 2.15	Revolving Advances to Pay Obligations	31
Section 2.16	Use of Proceeds	31
Section 2.17	Liability Records	32

ARTICLE III SECURITY INTEREST; OCCUPANCY; SETOFF		32

Section 3.1	Grant of Security Interest	32
Section 3.2	Notification of Account Debtors and Other Obligors	32
Section 3.3	Assignment of Insurance	32
Section 3.4	Occupancy.	33
Section 3.5	License	33
Section 3.6	Financing Statement	33
Section 3.7	Setoff	34
Section 3.8	Collateral	34

ARTICLE IV CONDITIONS OF LENDING		35

Section 4.1	Conditions Precedent to the Initial Advances and Letter of Credit	35
Section 4.2	Conditions Precedent to All Advances and All Issuances of a Letter of Credit	38

ARTICLE V REPRESENTATIONS AND WARRANTIES		39

Section 5.1	Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number	39

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CREDIT AND SECURITY AGREEMENT

Dated as of March 3, 2006

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC., a Delaware corporation (“BNC”), IWC SERVICES, LLC, a Texas limited liability company, d/b/a Boots & Coots Services and successor by conversion from IWC Services, Inc., a Texas corporation (“IWC Services”) and WELLS FARGO BANK, National Association (“Lender”), acting through its WELLS FARGO BUSINESS CREDIT operating division, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1     Definitions.   Except as otherwise expressly provided in this Agreement, the following terms shall have the meanings given them in this Section:

“Accounts” means all of Borrower’s accounts, as such term is defined in the UCC, including each and every right of Borrower to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or otherwise arises under any contract or agreement, whether such right to payment is created, generated or earned by Borrower or by some other Person who subsequently transfers such Person’s interest to Borrower, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all Liens) which Borrower may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any property of such account debtor or other obligor; all including but not limited to all present and future accounts, contract rights, loans and obligations receivable, chattel papers, bonds, notes and other debt instruments, tax refunds and rights to payment in the nature of general intangibles.

“Accounts Advance Rate” means up to eighty-five percent (85%), or such lesser rate as Lender in its sole discretion may deem appropriate from time to time, provided that, as of any date of determination, the Accounts Advance Rate shall be reduced by one (1) percentage point for each percentage by which Dilution is in excess of 4%.

“Advance” means a Revolving Advance or the Equipment Term Advance.

“Affiliate” or “Affiliates” means any Person controlled by, controlling or under common control with Borrower or BNC, including any Subsidiary of Borrower or BNC. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit and Security Agreement.

“Approved Foreign Account Debtor” means each of Sonatrach Division Production - Algeria, C. petrobas, ONGC, E.N.S.P. - Algeria, and Total E & P - Congo.

“Approved Credit Limit” means the amount corresponding to the applicable Approved Foreign Account Debtor set forth in the table below:

Approved Foreign Account Debtor	Approved Credit Limit
Sonatrach Division Production - Algeria	$3,000,000
C. petrobas	$500,000
ONGC	$300,000
E.N.S.P. - Algeria	$1,250,000
Total E & P - Congo	$1,000,000

“Assumed Maturity Date” means, with respect to the Equipment Term Note, the fifth anniversary of the date of this Agreement.

“Availability” means the amount, if any, by which the Borrowing Base exceeds the sum of (i) the outstanding principal balance of the Revolving Note, and (ii) the L/C Amount.

“Bank Guarantee” has the meaning set forth in Section 6.3.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as amended.

“BNC” has the meaning ascribed to that term in the first paragraph.

“BNC Merger” means the consummation of the merger of HWC Acquisition into Borrower, with Borrower being the surviving entity.

“Book Net Worth” means the aggregate of the common and preferred shareholders’ equity in BNC and its Subsidiaries, on a consolidated basis, determined in accordance with GAAP.

“Borrower” means IWC Services.

“Borrowing Base” means at any time the least of:

(a)     The Maximum Line Amount;

(b)     The maximum principal amount of “Superior Debt” in effect from time to time under the Senior Subordinated Promissory Note; or

(c)     Subject to change from time to time in Lender’s sole discretion, the sum of:

(i)     The product of the Accounts Advance Rate times Eligible Accounts, plus

(ii)   The lesser of (A) the product of the Unbilled Accounts Advance Rate times Eligible Unbilled Accounts or (B) $2,500,000, less

(iii)   The Borrowing Base Reserve, less

(iv)   The VAT Tax Reserve, less

(v)    Obligations that Borrower owes to Lender that have not yet been advanced on the Revolving Note, and the dollar amount that Lender in its Permitted Discretion then determines to be a reasonable determination of Borrower’s credit exposure with respect to Wells Fargo Bank Affiliate Obligations.

“Borrowing Base Reserve” means, as of any date of determination, such amounts (expressed as either a specified amount or as a percentage of a specified category or item) as Lender may from time to time establish and adjust in reducing Availability (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in its sole discretion, do or may affect (i) the Collateral or its value, (ii) the assets, business or prospects of Borrower, or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof), (b) to reflect Lender’s judgment in its sole discretion that any collateral report or financial information furnished by or on behalf of Borrower to Lender is or may have been incomplete, inaccurate or misleading in any material respect, (c) in respect of any state of facts that Lender determines constitutes a Default or an Event of Default, or (d) in respect of any judgment liens appearing on current lien and judgment search results for a Credit Party that have not been paid in full and released of record.

“Business Day” means a day on which the Federal Reserve Bank of New York is open for business and, if such day relates to a LIBOR Advance, a day on which dealings are carried on in the London interbank eurodollar market.

“Capital Expenditures” means for a period, any expenditure of money during such period for the lease, purchase or other acquisition of any capital asset.

“Change of Control” means the occurrence of any of the following events:

(a)     Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifteen percent (15%) of the voting power of all classes of capital stock of BNC (however, if Oil States continues to beneficially own any of the capital stock issued in BNC pursuant to the HWC Transactions, then Oil States shall not be deemed a “beneficial owner” for purposes of this clause(a));

(b)     IWC Services or any other Domestic Subsidiary of BNC (other than an Inactive Subsidiary that has merged into another Domestic Subsidiary in accordance with this Agreement) ceases to be a wholly-owned Subsidiary of BNC;

(c)     During any consecutive two-year period, individuals who at the beginning of such period constituted the board of Directors of BNC (together with any new Directors who were appointed by Oil States pursuant to the HWC Transaction Documents or whose election to such board of Directors, or whose nomination for election by the Owners of BNC, was approved by a vote of two thirds of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of BNC then in office; or

(d)     Jerry Winchester shall cease to actively manage BNC’s and its Subsidiaries day-to-day business activities and shall not be replaced within ninety (90) days by a Person having senior management level experience in Borrower’s industry acceptable to Lender.

“Collateral” means all of Borrower’s Accounts, Intellectual Property Rights, chattel paper and electronic chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any Collateral Account, and any items in any Lockbox or in any deposit account associated therewith; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods, all accessions; (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any goods; (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; (v) all collateral subject to the Lien of any Security Document; (vi) all proceeds of claims of Borrower for recovery or avoidance, as the case may be, of obligations, transfers of property, or interests in property, offsets, lawful currency or its equivalents, and other types or kinds of property (or the value thereof) recoverable or avoidable under Chapter 5 of the Bankruptcy Code or under other applicable law; (vii) any money, or other assets of Borrower that now or hereafter come into the possession, custody, or control of Lender; (viii) the Special Account and all sums on deposit in the Special Account; (viii) proceeds of any and all of the foregoing items; (ix) books and records of Borrower, including all mail or electronic mail addressed to Borrower; and (x) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which Borrower now has or hereafter acquires any rights.

“Collateral Account” means the “Lender Account” as defined in the Wholesale Lockbox and Collection Account Agreement.

“Collateral Assignment of Transaction Agreement” means that certain Collateral Assignment of Transaction Agreement executed as of the date hereof by BNC, HWC Acquisition and HWC Merger Corporation in favor of Lender and consented to by Seller.

“Collateral Assignment of Securities Repurchase Agreement” means that certain Collateral Assignment of Securities Repurchase Agreement executed as of the date hereof by BNC in favor of Lender and consented to by Halliburton Energy Services, Inc.

“Commitment” means Lender’s commitment to make Advances to, and to issue Letters of Credit for the account of, Borrower pursuant to this Agreement.

“Constituent Documents” means, with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.

“Credit Facility” means the credit facility under which Revolving Advances, the Equipment Advance and Letters of Credit may be made available to Borrower by Lender under Article II.

“Credit Party” means BNC, Borrower or any BNC’s or Borrower’s Subsidiaries, and “Credit Parties” means, collectively, BNC, Borrower and those Subsidiaries.

“Current Maturities of Long Term Debt” means the amount of BNC’s and its Subsidiaries’ current maturities of long-term debt on a consolidated basis determined in accordance with GAAP.

“Cut-off Time” means 11:00 a.m. San Antonio, Texas time.

“Debt” means of a Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.

“Debt Service Coverage Ratio” means, at any time of determination, the ratio of (i) the sum of (A) EBITDA of BNC and its Subsidiaries on a consolidated basis for the twelve (12) calendar months preceding the determination date (including the calendar month in which the determination date occurs) minus (B) Unfinanced Capital Expenditures of BNC and its Subsidiaries on a consolidated basis for the twelve (12) calendar months preceding the determination date (including the calendar month in which the determination date occurs) to (ii) (a) the Interest Expense for the twelve (12) calendar months preceding the determination date (including the calendar month in which the determination date occurs) plus (b) the Current Maturities of Long Term Debt of BNC and its Subsidiaries as of the determination date (provided the foregoing clause (ii)(b) shall not include for purposes of this definition the final principal payment due to Lender on Maturity Date for the repayment of outstanding principal amount of the Equipment Advance).

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

“Default Period” means any period of time beginning on the day a Default or Event of Default occurs and ending on the date identified by Lender in writing as the date that such Default or Event of Default has been cured or waived.

“Default Rate” means, with respect to a Note, an annual interest rate in effect during a Default Period or following the Termination Date, which interest rate shall be equal to the lesser of (a) three percent (3%) over the applicable Floating Rate, or LIBOR Rate, as the case may be, and (b) the maximum lawful rate of interest, as each rate may change from time to time.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the trailing twelve (12) month period ending on the date of determination, which is the result of dividing (a) actual bad debt write-downs, Receivables Discounts, advertising allowances, credits, or other dilutive items with respect to the Accounts as determined by Lender in its sole discretion during such period, by (b) Borrower’s net sales during such period (excluding extraordinary items) plus the amount of clause (a).

“Director” means a board member of a Person.

“Distribution” means, with respect to any Indebtedness, debt, liability or obligation, (a) any payment or distribution by any Person of cash, securities or other property, by set-off, off set or otherwise, on account of such Indebtedness, debt, liability or obligation, (b) any redemption, purchase or other acquisition of such Indebtedness or obligation by any Person or (c) the granting of any Lien or security interest to or for the benefit of the holders of such Indebtedness or obligation in or upon any property of any Person.

“Domestic Subsidiary” means any Subsidiary of BNC or Borrower organized under the laws of the United States or any political subdivision thereof.

“EBITDA” shall mean Net Income for the applicable period plus, to the extent deducted in calculating Net Income, Interest Expense, taxes paid, option expenses as a result of Financial Accounting Standards 123R, depreciation and amortization, all as allocable to such period and as determined in accordance with GAAP and without duplication.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes a Credit Party and which is treated as a single employer under Section 414 of the IRC.

“Eligible Accounts” means all unpaid Accounts arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any such Accounts having any of the following characteristics:

(i)      That portion of Accounts unpaid 90 days or more after the invoice date;

(ii)     That portion of Accounts related to goods or services with respect to which a Credit Party has received notice of a claim or dispute, which a Lien has been filed against the account debtor’s property on behalf of a subcontractor who provided goods or performed services for Borrower, which are subject to a claim of offset or a contra account, or which reflect a reasonable reserve for warranty claims or returns;

(iii)     That portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by Borrower to the customer, including progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;

(iv)    Accounts constituting (i) proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;

(v)     Accounts not covered by clause (vii) below owed by any unit of government, whether foreign or domestic (provided, however, that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which Borrower has provided evidence satisfactory to Lender that (A) Lender has a first priority perfected security interest and (B) such Accounts may be enforced by Lender directly against such unit of government under all applicable laws);

(vi)   Accounts denominated in any currency other than United States dollars;

(vii)   Accounts owed by an account debtor located outside the United States (including, without limitation, an Approved Foreign Account Debtor) which (i) are not (A) backed by a transferable bank letter of credit naming Lender as beneficiary or assigned to Lender, in Lender’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to Lender in all respects, in its sole discretion, or (B) covered by a foreign receivables insurance policy acceptable to Lender in its sole discretion, and (ii) do not exceed the credit limit for such account debtor established by Lender in its sole discretion (or with respect to an Approved Foreign Account Debtor, the applicable Approved Credit Limit);

(viii)   Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business, or if Lender believes, in its sole discretion, that collection of such Account is insecure or that such Account may not be paid by reason of the customer’s financial inability to pay;

(ix)     Accounts owed by an Owner of BNC (having “beneficial ownership” of more than five percent (5%) of the voting power of all classes of capital stock of BNC on a fully-diluted basis), Subsidiary, Affiliate, Officer or employee of Borrower;

(x)     Accounts not subject to a duly perfected security interest in Lender’s favor or which are subject to any Lien in favor of any Person other than Lender;

(xi)    That portion of Accounts that has been restructured, extended, amended or modified;

(xii)   That portion of Accounts that constitutes advertising charges, shipping or freight charges, contract retainage amounts, bonded receivables, finance charges, service charges or sales or excise taxes;

(xiii)   Accounts with respect to which Borrower has not instructed the account debtor to pay the Account to the Collateral Account;

(xiv)   Accounts owed by debtors located in countries not acceptable to Lender in its sole discretion;

(xv)     Accounts owed by an account debtor (other than by an Approved Foreign Account Debtor), regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds 15% of the aggregate amount of all Accounts;

(xvi)    Accounts owed by an Approved Foreign Account Debtor to the extent the aggregate balance of such Accounts exceeds its applicable Approved Credit Limit;

(xvii)   Accounts owed by an account debtor, regardless of whether otherwise eligible, if 35% or more of the total amount of Accounts due from such account debtor is ineligible under clauses (i), (ii), or (x) above;

(xviii)   That portion of Accounts attributable to work performed at Borrower’s request by or on behalf of a sub-contractor or another Person who is not an employee of Borrower to the extent the sub-contractor or other Person has not received payment in full for that work; and

(xix)     Accounts, or portions thereof, otherwise deemed ineligible by Lender in its sole discretion.

“Eligible Equipment” means the Equipment that Lender, in its sole discretion, shall not deem ineligible, based on such considerations as Lender may deem appropriate, including whether the Equipment is subject to a perfected, first priority security interest in favor of Lender and no other Lien (other than a Permitted Lien). In addition, the Equipment shall not constitute Eligible Equipment if the Equipment (i) is a vehicle or other rolling stock, (ii) does not conform in all material respects to all standards imposed by any governmental body which has regulatory authority over such goods or the use or sale thereof, (iii) is located in a jurisdiction not acceptable to Lender, (iv) is subject to any agreement that limits, conditions or restricts Borrower’s or Lender’s right to sell or otherwise dispose of such Equipment, unless Lender is a party to such agreement; (v) is situated at a location not owned by Borrower, unless the owner or occupier of such location has executed in favor of Lender a lien waiver and access agreement or is a customer and has entered into a contract with Borrower that has been collaterally assigned to Lender, in each case acceptable to Lender in its sole discretion, (vi) is covered by a negotiable document of title, (vii) is not covered by insurance to the extent required under this Agreement, or (viii) is not operable, has not been refurbished or is not otherwise in good working condition.

“Eligible Unbilled Accounts” means all Accounts that would otherwise constitute Eligible Accounts but for Borrower not yet having received approval from the applicable governmental authority as to the work and services performed that gives rise to the Account. However, if (i) Borrower has received the approval, (ii) the governmental authority denies the approval or (iii) Borrower does not unconditionally receive the approval within ninety (90) days of the creation of the Account, then the Account shall not constitute an Eligible Unbilled Account.

“Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

“Equipment” means all of Borrower’s equipment, as such term is defined in the UCC, whether now owned or hereafter acquired, including all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and record-keeping equipment, parts, tools, supplies, and including specifically the goods described in any equipment schedule or list herewith or hereafter furnished to Lender by Borrower. Without limiting the foregoing, each Snubbing Unit shall constitute Equipment.

“Equipment Term Advance” has the meaning set forth in Section 2.6(a).

“Equipment Term Note” means Borrower’s promissory note, payable to the order of Lender in substantially the form of Exhibit B hereto, as the same may be renewed and amended from time to time, and all replacements thereto.

“Equity Interests” shall mean, with respect to any Person, its equity ownership interests, its common stock and any other capital stock or other equity ownership units of such Person authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including, without limitation, common stock, options, warrants, preferred stock, phantom stock, membership units (common or preferred), stock appreciation rights, membership unit appreciation rights, convertible notes or debentures, stock purchase rights, membership unit purchase rights and all securities convertible, exercisable or exchangeable, in whole or in part, into any one or more of the foregoing.

“Event of Default” has the meaning set forth in Section 7.1.

“Financial Covenants” means, collectively, the covenants set forth in Section 6.2.

“Floating Rate” means (i) with respect to Floating Rate Advances evidenced by the Revolving Note, an annual interest rate equal the lesser of (x) to the sum of the Prime Rate plus the applicable Revolving Loan Margin, and (y) the maximum lawful rate of interest, and (ii) with respect to the Floating Rate Advances evidenced by the Equipment Term Note, an annual interest rate equal to the lesser of (x) the sum of the Prime Rate plus the applicable Term Loan Margin, and (y) the maximum lawful rate of interest, which interest rates shall, in each case, change when and as the Prime Rate, or the maximum lawful rate, as applicable, changes.

“Floating Rate Advance” means each Advance for which Borrower has requested that it bear interest by reference to the Prime Rate in accordance with Article II.

“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of the United States or any political subdivision thereof.

“Funding Date” has the meaning set forth in Section 2.1.

“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described in Section 5.6.

“General Intangibles” means all of Borrower’s general intangibles, as such term is defined in the UCC, whether now owned or hereafter acquired, including all present and future Intellectual Property Rights, customer or supplier lists and contracts, manuals, operating instructions, permits, franchises, the right to use Borrower’s name, and the goodwill of Borrower’s business.

“Guaranty” means each unconditional continuing guaranty or unconditional continuing guaranty by BNC and each Domestic Subsidiary (other than Borrower) (each being a “Guarantor”) in favor of the Lender (collectively, the “Guaranties”).

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

“HWC” means Hydraulic Well Control, LLC, a Delaware limited liability company.

“HWC Acquisition” means HWC Acquisition, LLC, a Delaware limited liability company.

“HWC Limited” means HWC Limited, a Louisiana corporation.

“HWC Merger Corporation” means HWC Merger Corporation, a Delaware corporation.

“HWC Transactions” means, collectively, the transactions contemplated by the Transaction Agreement, including (i) the transfer of all issued and outstanding capital stock in HWCES and HWC Limited to HWC Acquisition, (ii) the merger of HWC Merger Corporation into HWC, with HWC being the surviving entity and thereafter, the merger of HWC into HWC Acquisition, HWC Acquisition being the surviving entity, and (iii) the making of the Senior Subordinated Loans.

“HWC Transaction Documents” means all documents executed or delivered in connection with the HWC Transactions.

“HWCES” means HWCES International, a Cayman Island corporation.

“Inactive Subsidiary” means each of Boots & Coots Special Services, Inc., a Texas corporation, Elmagco, Inc., a Delaware corporation, Hell Fighters, Inc., a Texas corporation and IWC Engineering, Inc., a Texas corporation, each of which has no current business operations but if any such Person commences business activity in the future, it shall cease to be an “Inactive Subsidiary”.

“Indebtedness” has the meaning set forth in Section 6.4.

“Indemnified Liabilities” has the meaning set forth in Section 8.6.

“Indemnitees” has the meaning set forth in Section 8.6.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time.

“Infringement” or “Infringing” when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Interest Expense” means BNC’s and its Subsidiaries’ total gross interest expense on a consolidated basis during the applicable period (excluding interest income), and shall in any event include (i) interest expensed (whether or not paid) on all Debt, (ii) the amortization of debt discounts, (iii) the amortization of all fees payable in connection with the incurrence of Debt to the extent included in interest expense, and (iv) the portion of any capitalized lease obligation allocable to interest expense.

“Interest Period” means the period that commences on (and includes) the Business Day on which either a LIBOR Rate Advance is made or continued pursuant to Sections 2.2(a) or 2.3(b), or on which a Floating Rate Advance is converted to a LIBOR Rate Advance pursuant to Section 2.3(a), and ending on (but excluding) the Business Day numerically corresponding to such date that is one, two, three, six, or twelve months thereafter as designated by Borrower, during which period all or a portion of the outstanding principal balance of the LIBOR Rate Advance shall bear interest determined in relation to LIBOR; provided, however, that:

(a)     No Interest Period may be selected for an Advance for a principal amount less than One Million Dollars ($1,000,000), and no more than six (6) different Interest Periods may be outstanding at any one time;

(b)     If an Interest Period would otherwise end on a day which is not a Business Day, then the Interest Period shall end on the next Business Day thereafter, unless that Business Day is the first Business Day of a month, in which case the Interest Period shall end on the last Business Day of the preceding month;

(c)     No Interest Period applicable to a Revolving Advance may end later than the Maturity Date; and

(d)     In no event shall Borrower select Interest Periods with respect to Advances that, in the aggregate, would require payment of a contracted funds breakage fee under Section 2.9(g) in order to make required principal payments.

“Interest Payment Date” has the meaning set forth in Section 2.10(a).

“Inventory” means all of Borrower’s inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, spare or maintenance parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

“Investment Property” means all of Borrower’s investment property, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and U.S. Government securities.

“IWC Services” has the meaning ascribed to that term in the first paragraph.

“L/C Amount” means the sum of (i) the aggregate face amount of any issued and outstanding Letters of Credit and (ii) the unpaid amount of the Obligation of Reimbursement.

“L/C Application” means an application for the issuance of standby letters of credit pursuant to the terms of a Standby Letter of Credit Agreement, in form acceptable to Lender.

“Letter of Credit” is defined in Section 2.4(a).

“LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(i)     “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Lender as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Lender for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Interest Period for delivery of funds on said date for a period of time approximately equal to the number of days in such Interest Period and in an amount approximately equal to the principal amount to which such Interest Period applies. Borrower understands and agrees that Lender may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Lender in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(ii)     “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Lender by a commensurate amount for expected changes in such reserve percentage during the applicable Interest Period.

“LIBOR Rate” means (i) with respect to LIBOR Rate Advances evidenced by the Revolving Note, an annual interest rate equal the lesser of (x) to the sum of the LIBOR plus the applicable Revolving Loan Margin, and (y) the maximum lawful rate of interest, and (ii) with respect to the LIBOR Rate Advances evidenced by the Equipment Term Note, an annual interest rate equal to the lesser of (x) the sum of the LIBOR plus the applicable Term Loan Margin, and (y) the maximum lawful rate of interest.

“LIBOR Rate Advance” means an Advance for which Borrower has requested that it bear interest by reference to LIBOR in accordance with Article II.

“Licensed Intellectual Property” has the meaning as set forth in Section 5.11(c).

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law.

“Loan Documents” means this Agreement, the Notes, any L/C Applications, the Guaranties, the Subordination Agreement, the Security Documents, and the Post-Closing Agreement, together with every other agreement, note, document, contract or instrument to which Borrower now or in the future may be a party and which is required by Lender, as all of those documents may be amended, restated or extended from time to time.

“Lockbox” means “Lockbox” as defined in the Wholesale Lockbox and Collection Account Agreement.

“Material Adverse Effect” means any of the following:

(i)     A material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of a Credit Party other than a Inactive Subsidiary;

(ii)    A material adverse effect on the ability of a Credit Party to perform its obligations under the Loan Documents;

(iii)    A material adverse effect on the ability of Lender to enforce the Obligations or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity or enforceability of any Loan Document, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Obligations; or

(iv)    Any claim against a Credit Party or threat of litigation which if determined adversely to a Credit Party would be likely to cause such Credit Party to be liable to pay an amount exceeding $250,000 in excess of any applicable insurance coverage and the applicable deductible for that coverage or would result in the occurrence of an event described in clauses (i), (ii) and (iii) above.

“Maturity Date” means the Renewal Date, or any anniversary thereof as provided in Section 2.12 hereof.

“Maximum Facility Amount” means $20,000,000.

“Maximum Line Amount” means $10,300,000 unless this amount is reduced pursuant to Sections 2.9(f) and (g) and 2.13, in which event it means such lower amount.

“Mobile Snubbing Units” shall mean Snubbing Units and Snubbing Unit Accessories that are attached or affixed to, or comprise an integral part of a vehicle, trailer or carrier.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which a Credit Party or any ERISA Affiliate contributes or is obligated to contribute.

“Net Cash Proceeds” means in connection with any asset sale, the cash proceeds (including any cash payments received by way of deferred payment whether pursuant to a note, installment receivable or otherwise, but only as and when actually received) from such asset sale, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, brokerage commissions and amounts required to be applied to the repayment of any portion of the Debt secured by a Lien not prohibited hereunder on the asset which is the subject of such sale, and (ii) taxes paid or reasonably estimated to be payable as a result of such asset sale.

“Net Forced Liquidation Value” means a professional opinion of the estimated most probable Net Cash Proceeds which could typically be realized at a properly advertised and conducted public auction sale without reserve, held under forced sale conditions and under economic trends current within 60 days of the appraisal. The opinion may consider physical location, difficulty of removal, adaptability, specialization, marketability, physical condition, overall appearance and psychological appeal.

“Net Income” means for the applicable period after-tax net income from continuing operations, including extraordinary losses but excluding extraordinary gains, all as determined in accordance with GAAP.

“Net Orderly Liquidation Value” means a professional opinion of the estimated most probable Net Cash Proceeds which could typically be realized at a properly advertised and professionally managed liquidation sale, conducted under orderly sale conditions for an extended period of time (usually six to nine months), under the economic trends existing at the time of the appraisal.

“Note” means the Revolving Note or the Equipment Term Note, and “Notes” means the Revolving Note and the Equipment Term Note.

“Notice of Non-Renewal” has the meaning set forth in Section 2.12.

“Obligation of Reimbursement” means the obligation of Borrower to reimburse Lender pursuant to the terms of the Standby Letter of Credit Agreement and any applicable L/C Application.

“Obligations” means each Note, the Obligation of Reimbursement and each and every other debt, liability and obligation of every type and description which a Credit Party may now or at any time hereafter owe to Lender, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving Lender alone or in a transaction involving other creditors of a Credit Party, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including all indebtedness of a Credit Party arising under any Loan Document or guaranty between a Credit Party and Lender, whether now in effect or subsequently entered into, and all Wells Fargo Bank Affiliate Obligations.

“Officer” means an officer of Borrower.

“Offshore” means located on or over lands that constitute the Outer Continental Shelf of the United States of America.

“OFAC” has the meaning set forth in Section 6.11(c).

“Oil States” means Oil States International, Inc., a Delaware corporation.

“Overadvance” means the amount, if any, by which the sum of (i) outstanding principal balance of the Revolving Note and (ii) the L/C Amount, is in excess of the then-existing Borrowing Base.

“Owned Intellectual Property” has the meaning set forth in Section 5.11(a).

“Owner” means with respect to a Person, each Person having legal or beneficial title to an ownership interest in the subject Person or a right to acquire such an interest.

“Patent and Trademark Security Agreement” means each and every Patent and Trademark Security Agreement now or hereafter executed by a Credit Party in favor of Lender dated the same date as this Agreement.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of a Credit Party or any ERISA Affiliate and covered by Title IV of ERISA.

“Permitted Discretion” means a determination or judgment made in good faith in the exercise of reasonable (from the perspective of a secured lender) credit or business judgment.

“Permitted Lien” and “Permitted Liens” have the meanings set forth in Section 6.3(a).

“Permitted Subordinated Debt Payments” has the meaning set forth in the Senior Subordinated Promissory Notes.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of a Credit Party or any ERISA Affiliate.

“Pledge Agreement” means, collectively, each pledge agreement executed by BNC, Borrower and each of BNC’s other Domestic Subsidiaries in favor of Lender with respect to the pledge of their respective Equity Interests in each Subsidiary (other than Boots & Coots/IWC de Venezuela, S.A., a Venezuelan corporation).

“Post-Closing Agreement” means that certain Agreement Regarding Post-Closing Matters, dated as of the date hereof, entered into between Borrower and Lender.

“Premises” means all locations where Borrower conducts its business or has any rights of possession, including the locations legally described in Exhibit D attached hereto.

“Prime Rate” means at any time the rate of interest most recently announced by Lender at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Lender’s base rates (but not necessarily its best rate), and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as Lender may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by Lender.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by a Credit Party which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Receivables Discount” means any credit issued as a result of equipment downtime or delays attributable to workmanship or in settlement of disputed invoice amounts, but shall not include any trade discounts issued in association with bid proposals or issued as incentives for payment terms or other inducements.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the date hereof between BNC and Seller.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Renewal Date” has the meaning set forth in Section 2.12.

“Revolving Advance” has the meaning set forth in Section 2.1.

“Revolving Loan Margin” means, from the date hereof until the date of the first adjustment described below, the rate per annum applicable to Level 1 as reflected on the grid below, and thereafter, a rate per annum determined by reference to the following grid:

Level	Senior Debt to EBITDA Ratio	Revolving Loan Margin for LIBOR Rate Advances	Revolving Loan Margin for Floating Rate Advances
1	Less than or equal to 1.50 to 1.00	2.50%	0.00%
2	Greater than or equal to 1.51 to 1.00 but less than or equal to 2.00 to 1.00	2.75%	0.50%
3	Greater than or equal to 2.01 to 1.00	3.00%	1.00%

Adjustments, if any, in the applicable Revolving Loan Margin shall be implemented quarterly, on a prospective basis, as of the first day of the fiscal quarter following the date of delivery to Lender of the unaudited or annual audited (as applicable) financial statements covering the fiscal quarter then ended evidencing the need for an adjustment, commencing with the financial statements for the period ending March 31, 2006. Failure to timely deliver such financial statements shall, in addition to any other remedy provided for in this Agreement (including, without limitation, imposing the Default Rate), result in an increase in the applicable Revolving Loan Margin to the highest level set forth in the foregoing grid, until the first day of the first fiscal quarter following the delivery of those financial statements demonstrating that such an increase is not required.

If amended or restated financial statements change the previously calculated Revolving Loan Margin, Lender may reduce or increase the Revolving Loan Margin from the date of receipt of such amended or restated financial statements, to the beginning of the appropriate fiscal quarter to which the restated statements relate or to the beginning of the fiscal quarter in which any Event of Default has occurred, as Lender in its sole discretion deems appropriate.

“Revolving Note” means Borrower’s revolving promissory note, payable to the order of Lender in substantially the form of Exhibit A hereto, as same may be renewed and amended from time to time, and all replacements thereto.

“Securities Repurchase Agreement” means the Amended and Restated Securities Repurchase and Waiver Agreement, dated as of February 28, 2006, entered into between BNC and Halliburton Energy Services, Inc.

“Security Agreement” means, collectively, each security agreement executed by BNC and each Domestic Subsidiary (other than Borrower) in favor of Lender.

“Security Documents” means this Agreement, the Pledge Agreement, the Wholesale Lockbox and Collection Account Agreement, the Security Agreement, the Patent and Trademark Security Agreement, and any other document delivered to Lender from time to time to secure the Obligations.

“Security Interest” has the meaning set forth in Section 3.1.

“Seller” means HWC Energy Services, Inc., a Delaware corporation.

“Senior Debt to EBITDA Ratio” means, as of any date of determination, the ratio of (i) the then outstanding principal balance of the Notes, to (ii) EBITDA for BNC and its Subsidiaries on a consolidated basis for twelve (12) calendar months then ended on the determination date; provided, however, that for purposes of calculating the Senior Debt to EBITDA Ratio through and including the fiscal quarter ending September 30, 2006, (a) EBITDA arising for the fiscal quarter ending March 31, 2006 shall be an amount equal to the amount of EBITDA for the first fiscal quarter for the quarter then ended multiplied by four, (b) EBITDA arising for the fiscal quarter ending June 30, 2006 shall be an amount equal to EBITDA for the six months then ended multiplied by two, and (c) EBITDA arising for the fiscal quarter ending September 30, 2006 shall be an amount equal to EBITDA for the nine months then ended divided by three and multiplied by four.

“Senior Subordinated Guarantees” means, collectively, all guarantees made by a Domestic Subsidiary of BNC of the Senior Subordinated Loans, as presently in effect and without giving effect to any amendment thereto.

“Senior Subordinated Loans” means, collectively, (i) the $10,000,000 unsecured, subordinate purchase money loan made by Seller to BNC pursuant to the Transaction Agreement, and (ii) the $5,000,000 unsecured, subordinate purchase money loan made by Seller to BNC pursuant to the Transaction Agreement, as the principal balance of either note may be increased on account of a Working Capital Adjustment.

“Senior Subordinated Loan Documents” means, collectively, all documents or instruments executed or delivered in connection with the Senior Subordinated Loans, including the Senior Subordinated Notes and the Senior Subordinated Guarantees, as those documents or instruments are presently in effect and without giving effect to any amendment thereto.

“Senior Subordinated Promissory Note” means each of the Senior Subordinated Promissory Notes.

“Senior Subordinated Promissory Notes” means, collectively, (i) the Senior Subordinated Promissory Note made by BNC in favor of Seller, dated as of the date hereof, in the original principal amount of $10,000,000, and (ii) the Senior Subordinated Promissory Note made by BNC in favor of Seller, dated as of the date hereof, in the original principal amount of $5,000,000, as those notes are presently in effect and without giving effect to any amendment thereto other than any increase in the principal balance of either note on account of a Working Capital Adjustment.

“Special Account” means a specified cash collateral account maintained with Lender or another financial institution acceptable to Lender in connection with Letters of Credit, as contemplated by Section 2.5.

“Snubbing Unit Accessories” means all pumps, fuel tanks, drilling equipment, piperacks, porta lathe cutters, machinery, other equipment and parts necessary or useful for the operation of any hydraulic well control unit.

“Snubbing Unit Agreement” means a written agreement between Borrower and its customer pursuant to which Borrower agrees to provide well-control services requested from time to time by the customer, including the use by the customer of one or more Snubbing Units.

“Snubbing Units” means all hydraulic well control units and hydraulic workover units owned by Borrower, together with all Snubbing Unit Accessories that are installed on or affixed to such equipment, and a “Snubbing Unit” means one of the Snubbing Units.

“Standby Letter of Credit Agreement” means an agreement governing the issuance of standby letters of credit by Lender entered into between Borrower, as applicant and Lender, as issuer.

“Subordinated Creditor” means Seller or any other Person now or in the future who agrees to subordinate Indebtedness of Borrower held by that Person to the payment of the Obligations.

“Subordination Agreement” means the subordination provisions set forth in each Senior Subordinated Promissory Note in favor of Lender.

“Subsidiary” means any Person of which more than 50% of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, regardless of whether or not at the time ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by BNC, by Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries (or would be directly or indirectly owned by BNC after giving effect to the transactions contemplated by the HWC Transactions and the BNC Merger).

“Termination Date” means the earliest of (i) the Maturity Date, (ii) the date Borrower terminates a Credit Facility, or (iii) the date Lender demands payment of the Obligations, following an Event of Default, pursuant to its remedies under Section 7.2.

“Term Loan Margin” means, from the date hereof until the date of the first adjustment described below, the rate per annum applicable to Level 1 as reflected on the grid below, and thereafter, a rate per annum determined by reference to the following grid:

Level	Senior Debt to EBITDA Ratio	Term Loan Margin for LIBOR Rate Advances	Term Loan Margin for Floating Rate Advances
1	Less than or equal to 1.50 to 1.00	3.00%	0.50%
2	Greater than or equal to 1.51 to 1.00 but less than or equal to 2.00 to 1.00	3.25%	1.00%
3	Greater than or equal to 2.01 to 1.00	3.50%	1.50%

Adjustments, if any, in the applicable Term Loan Margin shall be implemented quarterly, on a prospective basis, as of the first day of the fiscal quarter following the date of delivery to Lender of the unaudited or annual audited (as applicable) financial statements covering the fiscal quarter then ended evidencing the need for an adjustment, commencing with the financial statements for the period ending March 31, 2006. Failure to timely deliver such financial statements shall, in addition to any other remedy provided for in this Agreement (including, without limitation, imposing the Default Rate), result in an increase in the applicable Term Loan Margin to the highest level set forth in the foregoing grid, until the first day of the first fiscal quarter following the delivery of those financial statements demonstrating that such an increase is not required.

If amended or restated financial statements change the previously calculated Term Loan Margin, Lender may reduce or increase the applicable Term Loan Margin from the date of receipt of such amended or restated financial statements, to the beginning of the appropriate fiscal quarter to which the restated statements relate or to the beginning of the fiscal quarter in which any Event of Default has occurred, as Lender in its sole discretion deems appropriate.

“Texas Finance Code” has the meaning set forth in Section 2.8.

“Transaction Agreement” means that certain Transaction Agreement entered on November 21, 2005 among Seller, HWC Acquisition, HWC Merger Corporation, HWC and BNC, together with that certain letter agreement among the same parties dated March 3, 2006.

“UCC” means the Uniform Commercial Code as in effect in the state designated in this Agreement as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion of this Agreement.

“Unbilled Accounts Advance Rate” means up to sixty percent (60%), or such lesser rate as Lender in its sole discretion may deem appropriate from time to time, provided that, as of any date of determination, the Unbilled Accounts Advance Rate shall be reduced by one (1) percentage point for each percentage by which Dilution is in excess of 4%.

“Unfinanced Capital Expenditures” means Capital Expenditures paid in cash (other than cash that constitutes the proceeds of Indebtedness). However, Capital Expenditures incurred using the proceeds of a Revolving Advance shall not constitute Unfinanced Capital Expenditures for purposes of this definition.

“Unused Amount” has the meaning set forth in Section 2.9(b).

“Unused Line Fee Rate” means, from the date hereof until the date of the first adjustment described below, the rate per annum applicable to Level 1 as reflected on the grid below, and thereafter, a rate per annum determined by reference to the following grid:

Level	Senior Debt to EBITDA Ratio	Unused Line Fee Rate
1	Less than or equal to 1.50 to 1.00	0.25%
2	Greater than or equal to 1.51 to 1.00 but less than or equal to 2.00 to 1.00	0.38%
3	Greater than or equal to 2.01 to 1.00	0.50%

Adjustments, if any, in the Unused Line Fee Rate shall be implemented quarterly, on a prospective basis, as of the first day of the fiscal quarter following the date of delivery to Lender of the quarterly unaudited or annual audited (as applicable) financial statements evidencing the need for an adjustment, commencing with the financial statements for the period ending March 31, 2006. Failure to timely deliver such financial statements shall, in addition to any other remedy provided for in this Agreement (including, without limitation, imposing the Default Rate), result in an increase in the Unused Line Fee Rate to the highest level set forth in the foregoing grid, until the first day of the first fiscal quarter following the delivery of those financial statements demonstrating that such an increase is not required.

If amended or restated financial statements change the previously calculated Unused Line Fee Rate, Lender may reduce or increase the Unused Line Fee Rate from the date of receipt of such amended or restated financial statements, to the beginning of the appropriate fiscal quarter to which the restated statements relate or to the beginning of the fiscal quarter in which any Event of Default has occurred, as Lender in its sole discretion deems appropriate.

“VAT Tax Reserve” means the lesser of (i) $175,000, and (ii) the amount by which the accrued, but unpaid VAT Taxes exceed the aggregate value of the Accounts on which VAT Taxes would be payable.

“VAT Taxes” means all taxes, assessments and other impositions imposed by a Venezuelan governmental authority.

“Wells Fargo Bank Affiliate Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by a Credit Party to any Person that is owned in material part by Lender, and that relates to any service or facility extended to a Credit Party or its Subsidiaries, including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, as well as any other services or facilities from time to time specified by Lender, whether direct or indirect, absolute or contingent, due or to become due, and whether existing now or in the future, and (e) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts, interstate depository network services and Rate Management Transactions), as well as any other services or facilities from time to time specified by Lender, whether direct or indirect, absolute or contingent, due or to become due, and whether existing now or in the future.

“Wholesale Lockbox and Collection Account Agreement” means the Wholesale Lockbox and Collection Account Agreement between Borrower and Lender, dated on or about March 1, 2006.

“Working Capital Adjustment” means a payment made in respect of Working Capital (as defined in the Transaction Agreement) in accordance with Section 2.1 the Transaction Agreement.

Section 1.2     Other Definitional Terms; Rules of Interpretation.   The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP. All terms defined in the UCC and not otherwise defined herein have the meanings assigned to them in the UCC. References to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”. Defined terms include in the singular number the plural and in the plural number the singular. Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor. Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.

ARTICLE II

AMOUNT AND TERMS OF THE CREDIT FACILITY

Section 2.1     Revolving Advances. Lender agrees, subject to the terms and conditions of this Agreement, to make advances (“Revolving Advances”) to Borrower from time to time from the date that all of the conditions set forth in Article IV are satisfied (the “Funding Date”) to and until (but not including) the Termination Date in an amount not in excess of the Maximum Line Amount. Lender shall have no obligation to make a Revolving Advance to the extent that the amount of the requested Revolving Advance exceeds Availability. Borrower’s obligation to pay the Revolving Advances shall be evidenced by the Revolving Note and shall be secured by the Collateral. Within the limits set forth in this Section 2.1, Borrower may borrow, prepay pursuant to Section 2.13, and reborrow.

Section 2.2    Procedures for Requesting Advances.   Borrower shall comply with the following procedures in requesting Revolving Advances:

(a)     Type of Advances. Each Advance shall be funded as either a Floating Rate Advance or a LIBOR Rate Advance, as Borrower shall specify in a request delivered to Lender conforming to the requirements of Section 2.2(b); Floating Rate Advances and LIBOR Rate Advances may be outstanding at the same time. Each request for a LIBOR Rate Advance shall be in multiples of $100,000, with a minimum request of at least $1,000,000. LIBOR Rate Advances shall not be available during Default Periods.

(b)     Time for Requests. Borrower shall request each Advance not later than the Cut-off Time on the Business Day immediately preceding the Business Day on which the Advance is to be made. Each request that conforms to the terms of this Agreement shall be effective upon receipt by Lender, shall be in writing or by telephone or telecopy transmission, and shall be confirmed in writing by Borrower if so requested by Lender, by (i) an Officer of Borrower; (ii) a Person designated as Borrower’s agent by an Officer of Borrower in a writing delivered to Lender; or (iii) a Person whom Lender reasonably believes to be an Officer of Borrower or such a designated agent, which confirmation shall specify whether the Advance shall be a Floating Rate Advance or a LIBOR Rate Advance and, with respect to any LIBOR Rate Advance, shall specify the principal amount of the LIBOR Rate Advance and the Interest Period applicable thereto. Borrower shall repay all Advances even if Lender does not receive such confirmation and even if the Person requesting an Advance was not in fact authorized to do so. Any request for an Advance, whether written or telephonic, shall be deemed to be a representation by Borrower that the conditions set forth in Section 4.2 have been satisfied as of the time of the request.

(c)     Disbursement. Upon fulfillment of the applicable conditions set forth in Article IV, Lender shall disburse the proceeds of the requested Advance by crediting the same to Borrower’s demand deposit account maintained with Wells Fargo Bank unless Lender and Borrower shall agree in writing to another manner of disbursement.

Section 2.3    LIBOR Rate Advances.

(a)     Converting Floating Rate Advances to LIBOR Rate Advances; Procedures. So long as no Default Period is in effect and no Notice of Non-Renewal has been given, Borrower may convert all or any part of the principal amount of any outstanding Floating Rate Advance into a LIBOR Rate Advance by requesting that Lender convert same no later than the Cut-off Time on the Business Day immediately preceding the Business Day on which Borrower wishes the conversion to become effective. Each request that conforms to the terms of this Agreement shall be effective upon receipt by Lender and shall be confirmed in writing by Borrower if Lender so requests by any Officer or designated agent identified in Section 2.2(b) or Person reasonably believed by Lender to be such an Officer or designated agent, which request shall specify the Business Day on which the conversion is to occur, the total amount of the Floating Rate Advance to be converted, and the applicable Interest Period. Each such conversion shall occur on a Business Day, and the aggregate amount of Floating Rate Advances converted to LIBOR Rate Advances shall be in multiples of $100,000, with a minimum conversion amount of at least $1,000,000.

(b)     Procedures at End of an Interest Period. Unless Borrower requests a new LIBOR Rate Advance in accordance with the procedures set forth below, or prepays the principal of an outstanding LIBOR Rate Advance at the expiration of an Interest Period, Lender shall automatically and without request of Borrower convert each LIBOR Rate Advance to a Floating Rate Advance on the last day of the relevant Interest Period. So long as no Default exists and no Notice of Non-Renewal has been given, Borrower may cause all or any part of any maturing LIBOR Rate Advance to be renewed as a new LIBOR Rate Advance by requesting that Lender continue the maturing Advance as a LIBOR Rate Advance no later than the Cut-off Time on the Business Day immediately preceding the Business Day constituting the first day of the new Interest Period. Each such request shall be confirmed in writing by Borrower upon Lender’s request by any Officer or designated agent identified in Section 2.2(b), which confirmation shall be effective upon receipt by Lender, and which shall specify the amount of the expiring LIBOR Rate Advance to be continued and the applicable Interest Period. Each new Interest Period shall begin on a Business Day and the amount of each LIBOR Rate Advance shall be in multiples of $100,000, with a minimum Advance of at least $1,000,000.

(c)     Setting and Notice of Rates. Lender shall, with respect to any request for a LIBOR Rate Advance under Section 2.2 or a conversion or renewal of a LIBOR Rate Advance under this Section 2.3, provide Borrower with a LIBOR quote for each Interest Period identified by Borrower on the Business Day on which the request was made, if the request is received by Lender prior to the Cut-off Time, or for requests received by Lender after the Cut-off Time, on the next Business Day or on the Business Day on which Borrower has requested that the LIBOR Rate Advance be made effective. If Borrower does not immediately accept a LIBOR quote, the quoted rate shall expire and any subsequent request from Borrower for a LIBOR quote shall be subject to redetermination by Lender of the applicable LIBOR for the LIBOR Rate Advance.

(d)     Taxes and Regulatory Costs. Borrower shall pay Lender with respect to any Advance, upon demand and in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Lender among its operations shall be conclusive and binding upon Borrower.

Section 2.4    Letters of Credit.

(a)    Lender agrees, subject to the terms and conditions of this Agreement, to issue, at any time after the Funding Date and before the Termination Date, one or more irrevocable standby letters of credit (each, a “Letter of Credit”) for Borrower’s account. Lender will not issue any Letter of Credit if the face amount of the Letter of Credit to be issued would exceed the lesser of:

(i)	$1,000,000 less the L/C Amount, or

(ii)	Availability.

Each Letter of Credit, if any, shall be issued pursuant to a separate L/C Application made by Borrower to Lender, which must be completed in a manner satisfactory to Lender. The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions of the Standby Letter of Credit Agreement.

(b)    No Letter of Credit shall be issued with an expiry date later than one (1) year from the date of issuance or the Maturity Date in effect as of the date of issuance, whichever is earlier.

(c)    Any request for issuance of a Letter of Credit shall be deemed to be a representation by Borrower that the conditions set forth in Section 4.2 have been satisfied as of the date of the request.

(d)    If a draft is submitted under a Letter of Credit when Borrower is unable, because a Default Period exists or for any other reason, to obtain a Revolving Advance to pay the Obligation of Reimbursement, Borrower shall pay to Lender on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date of the draft until payment in full at the Default Rate. Notwithstanding Borrower’s inability to obtain a Revolving Advance for any reason, Lender is irrevocably authorized, in its sole discretion, to make a Revolving Advance in an amount sufficient to discharge the Obligation of Reimbursement and all accrued but unpaid interest thereon.

Section 2.5     Special Account.   If a Credit Facility is terminated for any reason while any Letter of Credit is outstanding, Borrower shall thereupon pay Lender in immediately available funds for deposit in the Special Account an amount equal to the L/C Amount plus any anticipated fees and costs. If Borrower fails to promptly make any such payment in the amount required under this Agreement, then Lender may make a Revolving Advance against a Credit Facility in an amount sufficient to fulfill this obligation and deposit the proceeds to the Special Account. The Special Account shall be an interest bearing account either maintained with Lender or with a financial institution acceptable to Lender. Any interest earned on amounts deposited in the Special Account shall be credited to the Special Account. Lender may apply amounts on deposit in the Special Account at any time or from time to time to the Obligations in Lender’s sole discretion. Borrower may not withdraw any amounts on deposit in the Special Account as long as Lender maintains a security interest therein. Lender agrees to transfer any balance in the Special Account to Borrower when the Obligations have been paid in full, the Commitment has been terminated and all Letters of Credit have either expired or been terminated.

Section 2.6    Equipment Term Advance.

(a)     Lender agrees, subject to the terms and conditions of this Agreement, to make a single advance to Borrower on the Funding Date (the “Equipment Term Advance”) in an amount not exceeding the least of (i) $9,700,000, (ii) 70% of the Net Orderly Liquidation Value, or (iii) 80% of the Net Forced Liquidation Value, as that amount is determined by an independent appraisal acceptable to Lender in its sole discretion, of the Eligible Equipment. Borrower’s obligation to pay the Equipment Term Advance shall be evidenced by the Equipment Term Note and shall be secured by the Collateral as provided in Article III.

(b)     Upon fulfillment of the applicable conditions set forth in Article IV, Lender shall deposit the proceeds of the requested Equipment Term Advance by crediting the same to Borrower’s demand deposit account specified in Section 2.2(b) unless Lender and Borrower shall agree in writing to another manner of disbursement. Upon Lender’s request, Borrower shall promptly confirm each telephonic request for the Equipment Term Advance by executing and delivering an appropriate confirmation certificate to Lender. Borrower shall be obligated to repay the Equipment Term Advance notwithstanding Lender’s failure to receive such confirmation and notwithstanding the fact that the Person requesting the same was not in fact authorized to do so. Any request for an Equipment Term Advance, whether written or telephonic, shall be deemed to be a representation by Borrower, upon which Lender may rely, that Borrower is in compliance with the conditions set forth in Article IV as of the time of the request.

Section 2.7     Payment of Equipment Term Note.   The outstanding principal balance of the Equipment Term Note shall be due and payable as follows:

(a)     Beginning on March 31, 2006, and on the last day of each month thereafter, in equal monthly installments in an amount sufficient to fully amortize the principal balance of the Equipment Term Note over an assumed term ending on the Assumed Maturity Date.

(b)     If Lender at any time obtains an appraisal of the Equipment as permitted under Section 6.9(d) herein, and the appraisal shows the aggregate outstanding principal balance of the Equipment Term Note to exceed the lesser of (i) 70% of the Net Orderly Liquidation Value, or (ii) 80% of the Net Forced Liquidation Value, of the then Eligible Equipment, then Borrower, upon demand by Lender, shall immediately prepay the Equipment Term Note in the amount of such excess, together with any prepayment fee and other fees owed pursuant to Sections 2.9(f) and (g).

(c)     All prepayments of principal with respect to the Equipment Term Note shall be applied to the most remote principal installment or installments then unpaid.

(d)     On the earlier of the Termination Date or the Assumed Maturity Date, the entire unpaid principal balance of the Equipment Term Note, and all unpaid interest accrued thereon, shall in any event be immediately due and payable without notice or demand therefor.

Section 2.8     Interest; Default Interest Rate; Application of Payments; Participations; Usury.

(a)     Interest. Except as provided in Section 2.3, Section 2.8(b) and Section 2.8(e), the principal amount of each Advance shall bear interest at the Floating Rate.

(b)     Default Interest Rate. At any time during any Default Period or following the Termination Date, in Lender’s sole discretion and without waiving any of its other rights or remedies, the principal of the Notes shall bear interest at the Default Rate or such lesser rate as Lender may determine, effective as of the first day of any Default Period begins through the last day of such Default Period, or any shorter time period that Lender may determine. The decision of Lender to impose a rate that is less than the Default Rate or to not impose the Default Rate for the entire duration of the Default Period shall be made by Lender in its sole discretion and shall not be a waiver of any of its other rights and remedies, including its right to retroactively impose the full Default Rate for the entirety of any such Default Period or following the Termination Date.

(c)     Application of Payments. Payments shall be applied to the Obligations on the Business Day of receipt by Lender in Lender’s general account, but the amount of principal paid shall continue to accrue interest at the interest rate applicable under the terms of this Agreement from the calendar day Lender receives the payment, and continuing through the end of the first Business Day following receipt of the payment.

(d)     Participations. If any Person shall acquire a participation in the Advances or the Obligation of Reimbursement, Borrower shall be obligated to Lender to pay the full amount of all interest calculated under this Section 2.8, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than that calculated under this Section 2.8, or otherwise elects to accept less than its pro-rata share of such fees, charges and other amounts due under this Agreement.

(e)     Usury. In any event no rate change shall be put into effect that would result in a rate greater than the highest rate permitted by law. Notwithstanding anything to the contrary contained in any Loan Document, all agreements which either now are or which shall become agreements between Borrower and Lender are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws. If any payments in the nature of interest, additional interest and other charges made under any Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of Borrower and Lender. This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements between Borrower and Lender, or their respective successors and assigns. Unless preempted by federal law or as permitted under the sentence immediately following this sentence, the Floating Rate, the LIBOR Rate or the Default Rate, as applicable, from time to time in effect under this Agreement may not exceed the “weekly ceiling” from time to time in effect under Chapter 303 of the Texas Finance Code (Vernon’s Texas Code Annotated), as amended from time to time (the “Texas Finance Code”). If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement than is presently allowed by applicable state or federal law, then the limitation of interest hereunder shall be increased to the maximum rate of interest allowed by applicable state or federal law as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to Lender by reason thereof shall be payable in accordance with Section 2.8 hereof.

Section 2.9    Fees.

(a)     Closing Fee. Borrower shall pay Lender a fully earned and non-refundable closing fee of $50,000, due and payable upon the execution of this Agreement.

(b)     Unused Line Fee. For the purposes of this Section 2.9(b), “Unused Amount” means the Maximum Line Amount reduced by outstanding Revolving Advances plus the L/C Amount. Borrower agrees to pay to Lender an unused line fee at the applicable Unused Line Fee Rate on the average daily Unused Amount from the date of this Agreement to and including the Termination Date, due and payable monthly in arrears on the first day of the month and on the Termination Date.

(c)     Collateral Exam Fees. Borrower shall pay Lender fees in connection with any collateral exams, audits or inspections (including all exams occurring before the date of this Agreement) conducted by or on behalf of Lender of any Collateral or Borrower’s operations or business at the rates established from time to time by Lender as its collateral exam fees (which fees are currently $106.25 per hour per collateral examiner), together with all actual out-of-pocket costs and expenses incurred in conducting any such collateral examination or inspection.

(d)     Letter of Credit Fees. Borrower shall pay to Lender a fee with respect to each Letter of Credit, if any, accruing on a daily basis and computed at an annual rate of two and 75/100ths percent (2.75%) of the aggregate amount that may then be drawn, assuming compliance with all conditions for drawing (the “Aggregate Face Amount”), from and including the date of issuance of such Letter of Credit until such date as such Letter of Credit shall terminate by its terms or be returned to Lender, due and payable monthly in arrears on the first day of each month and on the date that the Letter of Credit shall terminate by its terms or be returned to Lender; provided, however, effective as of the first day any Default Period begins through the last day of such Default Period, or any shorter time period that Lender may determine, in Lender’s sole discretion and without waiving any of its other rights and remedies, such fee shall increase to five and 75/100ths percent (5.75%) of the Aggregate Face Amount. The foregoing fee shall be in addition to any and all fees, commissions and charges imposed by Lender with respect to or in connection with such Letter of Credit.

(e)     Letter of Credit Administrative Fees. Borrower shall pay all administrative fees charged by Lender, upon Lender’s request, in connection with the honoring of drafts under any Letter of Credit, amendments thereto, transfers thereof and all other activity with respect to the Letters of Credit at the then current rates published by Lender for such services rendered on behalf of customers of Lender generally.

(f)     Termination and Maximum Facility Amount Reduction Fees. If (i) Lender terminates a Credit Facility during a Default Period, or (ii) Borrower terminates or reduces a Credit Facility on a date before the Maturity Date (other than by, with respect to the Equipment Term Note, making the required principal payments under Section 2.7(a) of this Agreement), then Borrower shall pay Lender as liquidated damages (and not as a penalty), a termination fee in an amount equal to the reduction of the Maximum Facility Amount as reduced by the principal payments actually made by Borrower on the Equipment Term Note pursuant to Section 2.7(a) (for the purpose of calculating the reduction with respect with to the revolving facility component of the Maximum Facility Amount, such reduction shall equal the average of the outstanding principal balance of the Revolving Note measured on the last day of each of preceding twelve calendar months) multiplied by the applicable percentage determined as follows: (A) three percent (3%) if the termination or reduction occurs on or before the first anniversary of the Funding Date; (B) two percent (2%) if the termination or reduction occurs after the first anniversary of the Funding Date, but on or before the second anniversary of the Funding Date; and (C) one percent (1%) if the termination or reduction occurs after the second anniversary of the Funding Date, but before the Maturity Date.

(g)     Contracted Funds Breakage Fees. In addition to payment of the fees under Section 2.9(f), Borrower shall pay to Lender the following amount in connection with any prepayment of the principal amount of the Notes, whether such prepayment is voluntary or by acceleration:

(i)     If the principal amount of any LIBOR Rate Advance is prepaid, Borrower shall pay to Lender immediately upon demand a contracted funds breakage fee equal to the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Interest Period matures, calculated as follows for each such month:

(A)
Determine the amount of interest which would have accrued each month on the amount prepaid at the LIBOR Rate applicable to such amount had it remained outstanding until the last day of the applicable Interest Period.

(B)
Subtract from the amount determined in (A) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Interest Period at LIBOR in effect on the date of prepayment for new loans made for such term in a principal amount equal to the amount prepaid.

(C)	If the result obtained in (B) for any month is greater than zero, discount that difference by LIBOR used in (B) above.

(ii)    Borrower acknowledges that a prepayment may result in Lender incurring additional costs, expenses or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses or liabilities. Borrower therefore agrees to pay the above-described prepayment fee and agrees that said prepayment fee represents a reasonable estimate of the prepayment costs, expenses or liabilities of Lender.

(h)     Waiver of Termination and Prepayment Fees. Borrower will be excused from the payment of termination and prepayment fees otherwise due under Section 2.9(f) and Section 2.9(g) if such termination or prepayment is made because of refinancing through another division of Lender that closes more than eighteen months (18) after the Funding Date.

(i)     Overadvance Fees. Borrower shall pay an Overadvance fee in the amount of $500 for each day or portion thereof during which an Overadvance exists, regardless of how the Overadvance arises or whether or not the Overadvance has been agreed to in advance by Lender. The acceptance of payment of an Overadvance fee by Lender shall not be deemed to constitute either consent to the Overadvance or a waiver of the resulting Event of Default, unless Lender specifically consents to the Overadvance in writing and waives the Event of Default on whatever conditions Lender deems appropriate.

(j)     Other Fees and Charges; Payment of Fees. Lender may from time to time impose additional fees and charges as consideration for Revolving Advances made in excess of Availability or for other events that constitute an Event of Default or a Default hereunder, including fees and charges for the administration of Collateral by Lender, and fees and charges for the late delivery of reports, which may be assessed in Lender’s sole discretion on either an hourly, periodic, or flat fee basis, and in lieu of or in addition to imposing interest at the Default Rate.

Section 2.10     Time for Interest Payments; Payment on Non-Business Days; Computation of Interest and Fees.

(a)     Time For Interest Payments. Accrued and unpaid interest accruing on each Floating Rate Advance shall be due and payable in arrears on the first day of each month and on the Termination Date (each an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day. Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of advance to the Interest Payment Date. Interest accruing on each LIBOR Rate Advance shall be due and payable on the last day of the applicable Interest Period; provided, however, for Interest Periods that are longer than one month, interest shall nevertheless be due and payable monthly on the last day of each month and on the last day of the Interest Period.

(b)     Payment on Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.

(c)     Computation of Interest and Fees. Interest accruing on the outstanding principal balance of the Advances and fees hereunder outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of 360 days.

Section 2.11    Lockbox and Collateral Account; Sweep of Funds.

(a)    Lockbox and Collateral Account.

(i)     Borrower shall instruct all account debtors to pay all Accounts directly to the Lockbox. If, notwithstanding such instructions, Borrower receives any payments on Accounts, Borrower shall deposit such payments into the Collateral Account. Borrower shall also deposit all other cash proceeds of Collateral regardless of source or nature directly into the Collateral Account. Until so deposited, Borrower shall hold all such payments and cash proceeds in trust for and as the property of Lender and shall not commingle such property with any of its other funds or property. All deposits in the Collateral Account shall constitute proceeds of Collateral and shall not constitute payment of the Obligations.

(ii)     All items deposited in the Collateral Account shall be subject to final payment. If any such item is returned uncollected, Borrower will immediately pay Lender, or, for items deposited in the Collateral Account, the bank maintaining such account, the amount of that item, or such bank at its discretion may charge any uncollected item to Borrower’s commercial account or other account. Borrower shall be liable as an endorser on all items deposited in the Collateral Account, whether or not in fact endorsed by Borrower.

(b)     Sweep of Funds. Lender shall from time to time, in accordance with the Wholesale Lockbox and Collection Account Agreement, cause funds in the Collateral Account to be transferred (at Borrower’s expense) to Lender’s general account for payment of the Obligations, after giving effect to a collection period of at least two Business Days, in addition to any period imposed after such transfer pursuant to Section 2.8(c). Amounts deposited in the Collateral Account shall not be subject to withdrawal by Borrower, except after payment in full and discharge of all Obligations.

Section 2.12     Term.   This Agreement and the other Loan Documents shall become effective as of the Funding Date and shall continue in full force and effect until and including March 3, 2010 (the “Renewal Date”); however, (i) if the Notice of Non-Renewal (as defined below) has not been given, or this Agreement has not been otherwise terminated, and (ii) the maturity date of each Senior Subordinated Promissory Note and all other terms of those notes (including, without limitation, the subordination provisions) have been extended in writing by BNC and Subordinated Creditor for an additional year, this Agreement, the other Loan Documents and all Liens and Security Interests relating thereto shall automatically renew, without the necessity of any further documentation or action, on a year to year basis thereafter and otherwise on the same terms and conditions set forth in this Agreement and the other Loan Documents. Lender or Borrower may terminate this Agreement and the other Loan Documents (other than those provisions that expressly survive the termination of this Agreement or any Loan Document, which provisions shall survive in accordance with their respective terms) effective on the Renewal Date or on the anniversary of the Renewal Date by giving to the other party at least 30 days’ prior written notice, or such additional notice as may be required under Section 2.13 (the “Notice of Non-Renewal”), provided this Agreement and all other Loan Documents must be terminated simultaneously. Any notice requesting termination of this Agreement shall constitute a request to terminate both this Agreement and the other Loan Documents.

Section 2.13     Voluntary Prepayment; Reduction of the Maximum Facility Amount; Termination of a Credit Facility by Borrower.   Except as otherwise provided in this Agreement, Borrower may prepay the Advances in whole at any time or from time to time in part. Borrower may terminate a Credit Facility or reduce the Maximum Facility Amount at any time if it (i) gives Lender at least 90 days advance written notice prior to the proposed Termination Date, and (ii) pays Lender applicable termination and Maximum Facility Amount reduction fees in accordance with Section 2.9(f) and the contracted funds breakage fees of Section 2.9(g). Any reduction in the Maximum Line Amount shall be in multiples of $100,000, and with a minimum reduction of at least $500,000. If Borrower terminates a Credit Facility or reduces the Maximum Line Amount to zero, all Obligations shall be immediately due and payable, and if Borrower gives Lender less than the required 90 days advance written notice, then the interest rate applicable to borrowings evidenced by Revolving Note shall be the Default Rate for the period of time commencing 90 days prior to the proposed Termination Date through the date that Lender actually receives such written notice. If Borrower does not wish Lender to consider renewal of the Credit Facility on the next Maturity Date, then Borrower shall give Lender at least 90 days written notice before the Maturity Date that it will not be requesting renewal. If Borrower fails to give Lender such timely notice, then the interest rate applicable to borrowings evidenced by the Revolving Note shall be the Default Rate for the period of time commencing 90 days prior to the Maturity Date through the date that Lender actually receives such written notice.

Section 2.14     Mandatory Prepayment.   Without notice or demand, if Overadvance exists, Borrower shall immediately (i) first, prepay the Revolving Advances to the extent necessary to eliminate the Overadvance; and (ii) if prepayment in full of the Revolving Advances is insufficient to eliminate the Overadvance, pay to Lender in immediately available funds for deposit in the Special Account an amount equal to the remaining excess. Any payment received by Lender under this Section 2.14 or under Section 2.13 may be applied to the Obligations, in such order and in such amounts as Lender in its sole discretion may determine from time to time.

Section 2.15     Revolving Advances to Pay Obligations.   Notwithstanding the terms of Section 2.1, Lender may, in its discretion at any time or from time to time, without Borrower’s request and even if the conditions set forth in Article IV would not be satisfied, make a Revolving Advance in an amount equal to the portion of the Obligations from time to time due and payable, and may deliver the proceeds of any such Revolving Advance to any affiliate of Lender in satisfaction of any Wells Fargo Bank Affiliate Obligations.

Section 2.16     Use of Proceeds.   Borrower shall use the proceeds of Advances for the purposes (in the following order) of repaying Borrower’s existing lenders, repurchasing certain capital stock and warrants in BNC pursuant to the Securities Repurchase Agreement, funding ordinary working capital needs, paying fees and expenses incurred in connection with the transaction contemplated by this Agreement, and consummating the acquisition and merger transactions contemplated by the Transaction Agreement.

Section 2.17     Liability Records.   Lender may maintain from time to time, at its discretion, records as to the Obligations. All entries made on any such record shall be presumed correct until Borrower establishes the contrary. Upon Lender’s demand, Borrower will admit and certify in writing the exact principal balance of the Obligations that Borrower then asserts to be outstanding. Any billing statement or accounting rendered by Lender shall be conclusive and fully binding on Borrower unless Borrower gives Lender specific written notice of exception within 30 days after receipt.

ARTICLE III

SECURITY INTEREST; OCCUPANCY; SETOFF

Section 3.1     Grant of Security Interest.   Borrower hereby pledges, assigns and grants to Lender for the benefit of itself and as agent for any affiliate of Lender that may provide credit or services to Borrower that constitute Wells Fargo Bank Affiliate Obligations, a lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of the Obligations. Upon request by Lender, Borrower will grant Lender, for the benefit of itself and as agent for any affiliate of Lender that may provide credit or services to Borrower that constitute Wells Fargo Bank Affiliate Obligations, a security interest in all commercial tort claims that Borrower may have against any Person.

Section 3.2     Notification of Account Debtors and Other Obligors.   Lender may at any time (after the occurrence and during the continuance of a Default) notify any account debtor or other Person obligated to pay the amount due that such right to payment has been assigned or transferred to Lender for security and shall be paid directly to Lender. Borrower will join in giving such notice if Lender so requests. At any time after Borrower or Lender gives such notice to an account debtor or other obligor, Lender may, but need not, in Lender’s name or in Borrower’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor. Lender may, in Lender’s name or in Borrower’s name, as Borrower’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of Borrower’s mail to any address designated by Lender, otherwise intercept Borrower’s mail, and receive, open and dispose of Borrower’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for Borrower’s account or forwarding such mail to Borrower’s last known address.

Section 3.3     Assignment of Insurance.   As additional security for the payment and performance of the Obligations, Borrower hereby assigns to Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and Borrower hereby directs the issuer of any such policy to pay all such monies directly to Lender. At any time a Default Period exists or the time period for taking any action described in this sentence will expire or lapse within thirty (30) days and Borrower has not taken such action before such time, Lender may (but need not), in Lender’s name or in Borrower’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Lender to be applied, at the option of Lender, either to the prepayment of the Obligations or shall be disbursed to Borrower under staged payment terms reasonably satisfactory to Lender for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.

Section 3.4      Occupancy.

(a)     Borrower hereby irrevocably grants to Lender the right to non-exclusive possession of the Premises at any time during a Default Period without notice or consent.

(b)     Lender may use the Premises only to hold, process, manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of goods that are Collateral and for other purposes that Lender may in good faith deem to be related or incidental purposes.

(c)     Lender’s right to hold the Premises shall cease and terminate upon the earlier of (i) payment in full and discharge of all Obligations and termination of the entire Credit Facility, and (ii) final sale or disposition of all items constituting Collateral at the Premises and delivery of all such items to purchasers.

(d)     Lender shall not be obligated to pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises; provided, however, that if Lender does pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises, Borrower shall reimburse Lender promptly for the full amount thereof. In addition, Borrower will pay, or reimburse Lender for, all taxes, fees, duties, impositions, charges and expenses at any time incurred by or imposed upon Lender by reason of the execution, delivery, existence, recordation, performance or enforcement of this Agreement or the provisions of this Section 3.4.

Section 3.5     License.   Without limiting the generality of any other Security Document, Borrower hereby grants to Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of Borrower for the purpose of: (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by Borrower for its own manufacturing and subject to Borrower’s reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral during any Default Period.

Section 3.6     Financing Statement.   Borrower authorizes Lender to file from time to time, such financing statements against collateral described as “all personal property” or “all assets” or describing specific items of collateral including commercial tort claims as Lender deems necessary or useful to perfect the Security Interest. All financing statements filed before the date hereof to perfect the Security Interest were authorized by Borrower and are hereby re-authorized. A carbon, photographic or other reproduction of this Agreement or of any financing statements signed by Borrower is sufficient as a financing statement and may be filed as a financing statement in any state to perfect the security interests granted hereby. For this purpose, Borrower represents and warrants that the following information is true and correct:

Name and address of Debtor:

IWC Services, LLC
c/o Boots & Coots International Well Control, Inc.
11615 N. Houston - Rosslyn Road
Houston, Texas 77086
Federal Employer Identification No. 76-0475739
Organizational Identification No. 136090400

Name and address of Secured Party:
Wells Fargo Bank, National Association
MAC-T5698-030
40 NE Loop 410, Suite 340
San Antonio, Texas 78216

Section 3.7     Setoff.   Lender may at any time or from time to time after the occurrence and during the continuance of a Default Period, at its sole discretion and without demand and without notice to anyone, setoff any liability owed to Borrower by Lender, whether or not due, against any Obligation, then due. In addition, each other Person holding a participating interest in any Obligations shall have the right to appropriate or setoff any deposit or other liability then owed by such Person to Borrower, whether or not due, and apply the same to the payment of said participating interest, as fully as if such Person had lent directly to Borrower the amount of such participating interest.

Section 3.8     Collateral.   This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, Borrower is entitled to any surplus and shall remain liable for any deficiency. Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or other third Person, and Lender need not otherwise preserve, protect, insure or care for any Collateral. Lender shall not be obligated to preserve any rights Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application. Lender has no obligation to clean-up or otherwise prepare the Collateral for sale. Borrower waives any right it may have to require Lender to pursue any third Person for any of the Obligations.

ARTICLE IV

CONDITIONS OF LENDING

Section 4.1     Conditions Precedent to the Initial Advances and Letter of Credit.   Lender’s obligation to make the initial Advances or to cause any Letters of Credit to be issued shall be subject to the condition precedent that Lender shall have received all of the following, each properly executed by the appropriate party and in form and substance satisfactory to Lender:

(a)	This Agreement.

(b)	The Notes.

(c)    A Standby Letter of Credit Agreement, and L/C Application for each Letter of Credit that Borrower wishes to have issued thereunder.

(d)	The Guaranties.

(e)	The Collateral Assignment of Transaction Agreement.

(f)	The Collateral Assignment of Securities Repurchase Agreement.

(g)   The Pledge Agreements (along with the original stock certificates pledged thereunder, with stock powers endorsed in blank); provided, however, neither BNC, Borrower nor any of its other Domestic Subsidiaries shall be required to pledge more than sixty-five percent (65%) of the voting Equity Interests of any Foreign Subsidiary.

(h)	The Wholesale Lockbox and Collection Account Agreement.

(i)     Control agreements with each bank at which a Credit Party maintains deposit accounts, except those listed on Schedule 5.18.

(j)    A Patent and Trademark Security Agreement.

(k)    A true, correct and complete copy of the Transaction Agreement.

(l)     A true, correct and complete copy of the Securities Repurchase Agreement.

(m)   A true, correct and complete copy of the Senior Subordinated Promissory Notes.

(n)    All other Loan Documents.

(o)    A true and correct copy of any and all leases pursuant to which Borrower is leasing the Premises, together with a landlord’s disclaimer and consent with respect to each such lease.

(p)    A true and correct copy of any and all mortgages pursuant to which Borrower has mortgaged the Premises, together with a mortgagee’s disclaimer and consent with respect to each such mortgage.

(q)    A true and correct copy of any and all agreements pursuant to which Borrower’s property is in the possession of any Person other than Borrower, together with, in the case of any goods held by such Person for resale, (i) a consignee’s acknowledgment and waiver of Liens, (ii) UCC financing statements sufficient to protect Borrower’s and Lender’s interests in such goods, and (iii) UCC searches showing that no other secured party has filed a financing statement against such Person and covering property similar to Borrower’s other than Borrower, or if there exists any such secured party, evidence that each such secured party has received notice from Borrower and Lender sufficient to protect Borrower’s and Lender’s interests in Borrower’s goods from any claim by such secured party.

(r)     An acknowledgment and waiver of Liens from each warehouse in which Borrower is storing Inventory.

(s)     A true and correct copy of any and all agreements pursuant to which Borrower’s property is in the possession of any Person other than Borrower, together with, (i) an acknowledgment and waiver of Liens from each subcontractor who has possession of Borrower’s goods from time to time, (ii) UCC financing statements sufficient to protect Borrower’s and Lender’s interests in such goods, and (iii) UCC searches showing that no other secured party has filed a financing statement covering such Person’s property other than Borrower, or if there exists any such secured party, evidence that each such secured party has received notice from Borrower and Lender sufficient to protect Borrower’s and Lender’s interests in Borrower’s goods from any claim by such secured party.

(t)     An acknowledgment and agreement from each licensor in favor of Lender, together with a true, correct and complete copy of all license agreements.

(u)     Current searches of appropriate filing offices showing that (i) no Liens have been filed and remain in effect against BNC, Borrower or any other Domestic Subsidiary except Permitted Liens or Liens held by Persons who have agreed in writing that upon receipt of proceeds of the initial Advances, they will satisfy, release or terminate such Liens in a manner satisfactory to Lender, and (ii) Lender has duly filed all financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.

(v)     A certificate of BNC’s, Borrower’s and each Domestic Subsidiary’s Secretary or Assistant Secretary certifying that attached to such certificate are (i) the resolutions of each such Credit Party’s Directors and, if required, Owners, authorizing the execution, delivery and performance of the Loan Documents, (ii) true, correct and complete copies of each such Credit Party’s Constituent Documents, and (iii) examples of the signatures of each such Credit Party’s Officers or agents authorized to execute and deliver the Loan Documents and other instruments, agreements and certificates, including Advance requests, on each such Credit Party’s behalf.

(w)     A current certificate issued by each Secretary of State where BNC, Borrower and each other Domestic Subsidiary is organized, certifying that each such Credit Party is in existence and good standing in its state of organization.

(x)     Evidence that BNC, Borrower and each other Domestic Subsidiary is duly licensed or qualified to transact business in all jurisdictions in the United States of America where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(y)     A certificate of an Officer of Borrower confirming, in his corporate capacity, the representations and warranties set forth in Article V.

(z)     An opinion of counsel for BNC, Borrower and the other Domestic Subsidiaries, addressed to Lender, covering, among other things, the due authorization, execution and enforceability of the Loan Documents to which such Credit Parties are party, which shall be satisfactory to Lender in its sole discretion.

(aa)   Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in Lender’s favor and with all liability insurance naming Lender as an additional insured.

(bb)   Payment of the fees and commissions due under Section 2.9 through the date of the initial Advance or issuance of the first Letter of Credit and expenses incurred by Lender through such date and required to be paid by Borrower under Section 8.5, including all legal expenses incurred through the Funding Date.

(cc)    Evidence that after making the initial Revolving Advance, satisfying all obligations owed to BNC’s or Borrower’s existing lenders, satisfying all trade payables older than 60 days from invoice date, book overdrafts and closing costs, Availability shall be not less than $2,500,000.

(dd)    A Customer Identification Information form and such other forms and verification as Lender may need to comply with the U.S.A. Patriot Act.

(ee)    Satisfactory credit and background checks on key officers of BNC, Affiliates of BNC, HWC and each Owner having an Equity Interest in any such entity greater than 20%.

(ff)    Receipt of pay-off letters from BNC’s and Borrower’s existing lenders being repaid providing (with respect to a secured lender) that upon payment of a certain amount such lender agrees that its security interests shall terminate and Lender shall be entitled to file the appropriate terminations for such interests, with such letter being in form and substance satisfactory to Lender in its sole discretion.

(gg)    Receipt of all documents, materials and other information, confirmation or verification requested by Lender in connection with its due diligence examination of BNC’s and its Subsidiaries’ business operations, financial condition and properties, including, but not limited to, (i) all corporate records of BNC and its Subsidiaries, including but not limited to the applicable organizational documents of BNC and its Subsidiaries, (ii) all documents, agreements and contracts evidencing borrowings, assets pledged to secure such borrowings, guaranties, and documents, agreements and contracts evidencing all other material financing agreements, (iii) all documents, agreements and contracts with respect to compensation or bonus plans and outstanding director or officer loans and all documents, agreements and contracts with respect to employee benefits, salaries or labor disputes, (iv) all documents, agreements and contracts with respect to pending or threatened litigation, claims, administrative proceedings or environmental matters and (v) all material agreements of BNC or any of its Subsidiaries, including without limitation, leases, supplier contracts, merchant agreements, shareholder agreements, licenses and any and all agreements restricting BNC or any of its Subsidiaries from borrowing money or granting security interests in Collateral, and the results of such due diligence review shall have been satisfactory to Lender in its sole discretion.

(hh)    Absence of the occurrence of any event that has had or could reasonably be expected to result in a Material Adverse Effect on the financial condition of BNC or Borrower since the date of the financial statements dated August 31, 2005 delivered to Lender.

(ii)       Satisfactory inspection of the Premises and examination and audit of BNC’s and Borrower’s books and records.

(jj)       Evidence that Lender has a perfected first priority security interest in the Collateral, including, without limitation, any Collateral that is located Offshore.

(kk)     Receipt and satisfactory review of BNC’s and HWC’s prepared projections (i.e., balance sheet and income statement projections by month) for the period from September 2005 to December 2006 reflecting the proposed debt structure and the pro forma balance sheet.

(ll)       All instruments, documents and chattel paper constituting Collateral, duly endorsed or assigned to Lender,

(mm)   Satisfactory resolution of any actual or potential fraudulent conveyance issues arising from the transactions contemplated by this Agreement, the Securities Repurchase Agreement or the Transaction Agreement.

(nn)    Evidence that the HWC Transactions, the BNC Merger and the transactions contemplated under the Securities Repurchase Agreement have been consummated.

(oo)     Evidence that IWC Services, Inc., a Texas corporation has been converted into a Texas limited liability company named “IWC Services, LLC”.

(pp)     The Funding Date occurring not later than April 1, 2006.

(qq)     Such other documents as Lender in its sole discretion may require.

Section 4.2     Conditions Precedent to All Advances and All Issuances of a Letter of Credit.   Lender’s obligation to make each Advance or to cause the issuance of a Letter of Credit shall be subject to the further conditions precedent that:

(a)     the representations and warranties contained in Article V are correct on and as of the date of such Advance or issuance of a Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date;

(b)     all requirements under the Post-Closing Agreement have been satisfied as and when due; and

(c)     no event has occurred and is continuing, or would result from such Advance or issuance of a Letter of Credit that constitutes a Default or an Event of Default.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

BNC and Borrower jointly and severally represent and warrant to Lender as follows:

Section 5.1     Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number. Each Credit Party is a duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary and where the failure to be so licensed or qualified would have a Material Adverse Effect. BNC, Borrower and each other Domestic Subsidiary have all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents. During their respective existence, BNC and Borrower have done business solely under the names set forth in Schedule 5.1. BNC’s and Borrower’s chief executive office and principal place of business is located at the address set forth in Schedule 5.1, and all of that BNC’s and Borrower’s records relating to its business or the Collateral are kept at that location. All Inventory and Equipment is located at that location or at one of the other locations listed in Schedule 5.1. Borrower’s federal employer identification number and organization identification number are correctly set forth in Section 3.6.

Section 5.2     Capitalization. Schedule 5.2 constitutes a correct and complete list of all Persons holding ownership interests and rights to acquire ownership interests that if fully exercised would cause such Person to hold more than ten percent (10%) of all ownership interests of BNC on a fully diluted basis, and an organizational chart showing the ownership structure of BNC’s Subsidiaries, including Borrower.

Section 5.3     Authorization of Borrowing under the Loan Documents and Senior Subordinated Loan Documents and consummation of the HWC Transactions; No Conflict as to Law or Agreements. The execution, delivery and performance by each Credit Party of the HWC Transaction Documents, Securities Repurchase Agreement, Senior Subordinated Loan Documents, the Loan Documents to which it is a party and the borrowings from time to time under the Loan Documents and the Senior Subordinated Loan Documents and the consummation of the transactions under the HWC Transaction Documents and the Securities Repurchase Agreement have been duly authorized by all necessary action and do not and will not (i) require any consent or approval of a Credit Party’s Owners, except such approval and consent as has been obtained, accomplished or given prior to the date hereof; (ii) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to a Credit Party or of such Credit Party’s Constituent Documents; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which a Credit Party is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by a Credit Party.

Section 5.4     Legal Agreements.   This Agreement constitutes and, upon due execution by Borrower and BNC, the other Loan Documents will constitute the legal, valid and binding obligations of each Credit Party to which it is party, enforceable against Borrower and the other Credit Parties in accordance with their respective terms.

Section 5.5     Subsidiaries.   Except as set forth in Schedule 5.5 hereto, BNC and Borrower have no other Subsidiaries. The Inactive Subsidiaries conduct no business operations and do not own or hold assets of any kind.

Section 5.6     Financial Condition; No Adverse Change.   BNC and Borrower have furnished to Lender its audited financial statements for its fiscal year ended December 31, 2004 and unaudited financial statements for the fiscal-year-to-date period ended January 31, 2006 and those statements fairly present BNC’s and its Subsidiaries’ financial condition on a consolidated basis on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with GAAP. Since the date of the most recent financial statements, there has been no change in BNC’s or Borrower’s business, properties or condition (financial or otherwise) that has had a Material Adverse Effect.

Section 5.7     Litigation.   There are no actions, suits or proceedings pending or, to BNC’s or Borrower’s knowledge, threatened against or affecting a Credit Party or any of its Affiliates or the properties of a Credit Party or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to a Credit Party or any of its Affiliates, would have a Material Adverse Effect. Seller has agreed to indemnify BNC and its Affiliates from the matters disclosed in Schedule 10.2 to the Transaction Agreement.

Section 5.8     Regulation U.   No Credit Party has engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 5.9     Taxes.   Each Credit Party and its Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them. Each Credit Party and its Affiliates have filed all federal, state and local tax returns which to the knowledge of the Officers of such Credit Party or any Affiliate, as the case may be, are required to be filed, and each Credit Party and its Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due.

Section 5.10    Titles and Liens.   Borrower has good, indefeasible and marketable title to all Collateral and all of its other assets free and clear of all Liens other than Permitted Liens. No financing statement naming any Credit Party as debtor is on file in any office except to perfect only Permitted Liens.

Section 5.11	Intellectual Property Rights.

(a)     Owned Intellectual Property. Schedule 5.11 is a complete list of all patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and copyrights for which a Credit Party is the owner of record (the “Owned Intellectual Property”). Except as disclosed on Schedule 5.11, (i) each Credit Party owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than a Credit Party owns or has been granted any right in the Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable, and (iv) each Credit Party has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

(b)    Intellectual Property Rights Licensed from Others. Schedule 5.11 is a complete list of all agreements under which a Credit Party has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments a Credit Party is obligated to make with respect thereto. Except as disclosed on Schedule 5.11 and in written agreements, copies of which have been given to Lender, each Credit Party’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by written agreement or otherwise. Except as disclosed on Schedule 5.11, no Credit Party is obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(c)     Other Intellectual Property Needed for Business. Except for Off-the-shelf Software and as disclosed on Schedule 5.11, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct each Credit Party’s business as it is presently conducted or as the Credit Party reasonably foresees conducting it.

(d)     Infringement. Except as disclosed on Schedule 5.11, no Credit Party has knowledge of, and has not received any written claim or notice alleging, any Infringement of another Person’s Intellectual Property Rights (including any written claim that a Credit Party must license or refrain from using the Intellectual Property Rights of any third party) nor, to BNC’s or Borrower’s knowledge, is there any threatened claim or any reasonable basis for any such claim.

Section 5.12     Plans.   Except as disclosed to Lender in writing prior to the date hereof, neither any Credit Party nor any ERISA Affiliate (i) maintains or has maintained any Pension Plan, (ii) contributes or has contributed to any Multiemployer Plan or (iii) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law). Neither any Credit Party nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the IRC or applicable state law with respect to any Plan. No Reportable Event exists in connection with any Pension Plan. Each Plan that is intended to qualify under the IRC is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax-qualified status. Neither any Credit Party nor any ERISA Affiliate has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

Section 5.13    Default.   Each Credit Party is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a Material Adverse Effect.

Section 5.14    Environmental Matters.

(a)    Except as disclosed on Schedule 5.14, to BNC’s or Borrower’s knowledge there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for either a Credit Party or Lender under the common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such material liability.

(b)    Except as disclosed on Schedule 5.14, to BNC’s or Borrower’s knowledge no Credit Party has disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.

(c)    Except as disclosed on Schedule 5.14, to BNC’s or Borrower’s knowledge there have not existed in the past, nor are there any threatened or impending requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation relating in any way to the Premises or any Credit Party, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto.

(d)    Except as disclosed on Schedule 5.14, to BNC’s or Borrower’s knowledge each Credit Party’s businesses are and have in the past always been conducted in accordance with all Environmental Laws and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of such businesses are in each Credit Party’s possession and are in full force and effect, nor has any Credit Party been denied insurance on grounds related to potential environmental liability. No permit required under any Environmental Law is scheduled to expire within 12 months and there is no threat that any such permit will be withdrawn, terminated, limited or materially changed.

(e)    Except as disclosed on Schedule 5.14, to BNC’s or Borrower’s knowledge the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(f)    BNC and Borrower have delivered to Lender all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or any Credit Party’s businesses.

Section 5.15     Submissions to Lender.   All financial and other information provided to Lender by or on behalf of BNC or Borrower in connection with BNC’s and Borrower’s request for the credit facilities contemplated hereby (i) is true and correct in all material respects, (ii) does not omit any material fact necessary to make such information not misleading and, (iii) as to projections, valuations or pro-forma financial statements, present a good faith opinion as to such projections, valuations and pro-forma condition and results.

Section 5.16     Financing Statements.   Borrower has authorized the filing of financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents. When such financing statements are filed in the offices noted therein, Lender will have a valid and perfected security interest in all Collateral that is capable of being perfected by filing financing statements. No filing is or will be necessary with the United States Department of Interior Mineral Management Service to perfect the Security Interest (including, without limitation, any Security Interest with respect to a Snubbing Unit located Offshore). None of the Collateral is or will become a fixture on real estate, or is or will constitute immovable property, as applicable, unless a sufficient fixture filing has been previously filed in favor of Lender and remains in effect with respect thereto. Article 9 of the UCC governs exclusively with respect to the grant, perfection and enforcement of a security interest and Lien upon any Snubbing Unit, including, without limitation, those Snubbing Units that may be located Offshore from time to time.

Section 5.17     Rights to Payment.   Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the account debtor or other obligor named therein or in Borrower’s records pertaining thereto as being obligated to pay such obligation.

Section 5.18     Deposit Accounts, Tort Claims and Investment Property.   Except for the Collateral Account and the deposit accounts disclosed on Schedule 5.18, BNC and Borrower have no other deposit accounts. BNC and Borrower have no knowledge of any commercial tort claims that it may have against another Person. BNC and Borrower have no Investment Property, except for their ownership of the Equity Interests in the Subsidiaries set forth on Schedule 5.2.

Section 5.19    No Labor Disputes.   All employees of each Credit Party are employed at will, and no such employees are represented by a union. No Credit Party is a party to any agreement for the provision of labor from any outside agency. No Credit Party is a party to any collective bargaining agreement. Each Credit Party has complied in all material respects with all laws related to the employment of employees. No Credit Party has received any written notice of any claim that it has not complied in any material respect with any laws relating to the employment of employees, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, the payment of Social Security and similar taxes, equal employment opportunity, employment discrimination, the WARN Act, employee safety, or that it is liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

Section 5.20     Compliance with Laws.   Each Credit Party is in compliance with all material laws, rules, regulations, orders and decrees applicable to it and its properties.

Section 5.21     Brokers.   Except for the amounts to be paid to Growth Capital Partners, L.P. pursuant to the letter agreement dated March 24, 2004 with BNC and to be paid to Oak Hollow Consulting, L.L.C. pursuant to the Consulting Agreement between Oak Hollow Consulting, L.L.C. and BNC dated August 16, 2002, all of which amounts will be paid in full on the date hereof, no Credit Party has incurred, nor will incur, directly or indirectly, as a result of any action taken or permitted to be taken by or on behalf of a Credit Party, any liability for brokerage or finders’ fees or agents’ commissions or similar charges in connection with the execution and performance of the transactions contemplated by this Agreement.

Section 5.22     Insurance.   Schedule 5.22 attached hereto lists all insurance policies of the Credit Parties. Those policies (i) are in amounts and have coverages that, in the judgment of BNC and Borrower, are reasonable and adequate in amount and (ii) are in amounts and have coverages as required by any agreement to which a Credit Party is a party or by which any of its assets or properties is bound. Each policy listed in Schedule 5.22 is valid and binding and in full force and effect, and no Credit Party has received any notice of cancellation or termination in respect of any such policy or is in default thereunder, and no Credit Party has knowledge of any reason or state of facts that could reasonably be expected to lead to the cancellation of such policies.

Section 5.23     Existing Indebtedness and Guaranties.   The Credit Parties have no Indebtedness (other than the Senior Subordinated Loans and as disclosed on Schedule 6.4), and none of the Credit Parties are a party to any guaranty (other than the Guaranties or as disclosed on Schedule 6.4).

Section 5.24     Affiliate Agreements.   Except as disclosed on Schedule 5.24, no Owner of BNC (having “beneficial ownership” of more than five percent (5%) of the voting power of all classes of capital stock of BNC on a fully-diluted basis) or any Person related by blood, marriage or adoption to any such Person or any Affiliate is a party to any agreement, contract, commitment or transaction with a Credit Party or has any material interest in any material property used by a Credit Party.

Section 15.25     Investment Company Act.   Neither any Credit Party nor an Affiliate of a Credit Party is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.26     Public Utility Holding Company Act.   No Credit Party is a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 5.27     Interests in Real Property.   Except for the Premises that Borrower owns or leases and listed on Exhibit D, neither BNC nor Borrower owns, leases or has an option to purchase any real property.

Section 5.28     Senior Subordinated Loan Documents and the HWC Transaction Documents.   BNC and Borrower have delivered to Lender true, correct and complete copies of the Senior Subordinated Loan Documents, the Securities Repurchase Agreement and the HWC Transaction Documents.

Section 5.29     Snubbing Units.   A complete record of all Snubbing Units as of the date of this Agreement (including (w) identification of the serial number of each Snubbing Unit and the owner thereof, (x) identification of the location of each Snubbing Unit (by jurisdiction), (y) a notation of whether or not the Snubbing Unit located at a customer’s working job site pursuant to a written contract) and (z) whether such Snubbing Unit is a Mobile Snubbing Unit and, if so, annotation of whether such Mobile Snubbing Unit is covered by a certificate of title and the jurisdiction of issuance thereof) is set forth in Schedule 5.29 hereto. No Snubbing Unit that constitutes Eligible Equipment is located outside the control and jurisdiction of the United States of America. Borrower has an express right of access to the Snubbing Units wherever located pursuant to the related Snubbing Unit Agreement, and without limiting the foregoing, Borrower has the right to enter on property where a Snubbing Unit is located and to remove such Snubbing Unit therefrom without interference from, or imposition of any Lien on such Snubbing Unit by, any owner, landlord, tenant or other Person with an interest in such property. Each Snubbing Unit is (a) a movable good, of a type normally used in more than one jurisdiction and not designed to be permanently used in any one location; (b) not a fixture, or immoveable property, as the case may be, under the laws of any jurisdiction in which a Snubbing Unit may be located; (c) not part of a “vessel”, as defined under applicable maritime law; and (d) not subject to, and is not being utilized pursuant to, a maritime contract. The Snubbing Units (including the Mobile Snubbing Units) are not “motor vehicles” under any statute, law, regulation or rule of any jurisdiction in which any of the Snubbing Units is located and are not certificated as motor vehicles under the laws of any jurisdiction. Borrower has delivered to Lender a true, correct and complete copy of its and HWC’s Snubbing Unit Agreement forms.

Section 5.30     Financial Solvency.   Both before and after giving effect to the transactions contemplated in the Loan Documents (including the making of any loan or Advance under this Agreement), neither any Credit Party nor any of its Affiliates:

(a)     Was or will be insolvent, as that term is used and defined in Section 101(32) of the Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act, provided the foregoing representation excludes any Credit Party that is an Inactive Subsidiary;

(b)     Has unreasonably small capital or is engaged or about to engage in a business or a transaction for which any remaining assets of such Credit Party or such Affiliate are unreasonably small, provided the foregoing representation excludes any Credit Party that is an Inactive Subsidiary;

(c)     By executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, intends to, nor believes that it will, incur debts beyond its ability to pay them as they mature, provided the foregoing representation excludes any Credit Party that is an Inactive Subsidiary;

(d)     By executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, intends to hinder, delay or defraud either its present or future creditors; and

(e)     At this time contemplates filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law of any jurisdiction, nor, to the best knowledge of BNC and Borrower, is the subject of any actual, pending or threatened bankruptcy, insolvency or similar proceedings under any law of any jurisdiction.

Section 5.31     Personal Property Evidenced by a Certificate of Title.   Schedule 5.31 sets forth a true, correct and complete list of all motor vehicles or other personal property evidenced by a certificate of title owned by Borrower.

Section 5.32     Contracts and Agreements.   No Credit Party is (a) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would have a Material Adverse Effect on its ability to execute and deliver, or perform under, any Loan Document or to pay and perform the Obligations or (b) a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, service or management fee with respect to, the ownership, operation, leasing or performance of any of its business.

ARTICLE VI

COVENANTS

Until the last to occur of the following events: (i) the Obligations have been paid and performed in full and (ii) the entire Credit Facility has been terminated, Borrower and BNC jointly and severally will comply with the following requirements, unless Lender shall otherwise consent in writing:

Section 6.1     Reporting Requirements.   BNC and Borrower will deliver, or cause to be delivered, to Lender each of the following, which shall be in form and detail acceptable to Lender:

(a)     Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each fiscal year of BNC, BNC’s audited financial statements with the unqualified opinion of independent certified public accountants selected by BNC and reasonably acceptable to Lender, which annual financial statements shall include BNC’s balance sheet as at the end of such fiscal year and the related statements of BNC’s income, retained earnings and cash flows for the fiscal year then ended, prepared on a consolidated basis to include any Affiliates, all in reasonable detail and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants; (ii) a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not BNC is in compliance with the Financial Covenants; and (iii) a certificate of BNC’s chief financial officer stating that such financial statements have been prepared in accordance with GAAP, fairly represent BNC’s and its Subsidiaries financial position and the results of their operations, and whether or not such Officer has knowledge of the occurrence of any Default or Event of Default and, if so, stating in reasonable detail the facts with respect thereto.

(b)     Monthly Financial Statements. As soon as available and in any event within 30 days after the end of each month, the unaudited/internal balance sheet and statements of income and retained earnings of BNC and its Subsidiaries as at the end of and for such month and for the year to date period then ended, prepared, if Lender so requests, on a consolidating and consolidated basis to include any Affiliates, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments and which fairly represent BNC’s and its Subsidiaries financial position and the results of their operations; and accompanied by a certificate of BNC’s chief financial officer, substantially in the form of Exhibit C hereto stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly represent BNC’s and its Subsidiaries financial position and the results of their operations, (ii) whether or not such Officer has knowledge of the occurrence of any Default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not BNC and Borrower are in compliance with its covenants under this Agreement.

(c)     Collateral Reports. Within 15 days after the end of each month or more frequently if Lender so requires, Borrower’s accounts receivable and its accounts payable (listing all receivables and payables and the aging of each), in form and substance satisfactory to Lender in its sole discretion, which specifies, among other things, a detailed Inventory report, an Inventory certification report, and a calculation of Borrower’s ineligible Accounts, Eligible Unbilled Accounts, and Eligible Accounts, as of the end of such month or shorter time period.

(d)     Projections. No later than 30 days before the last day of each fiscal year, the Credit Parties’ projected balance sheets, income statements, statements of cash flow and Borrower’s projected Availability for each month of the succeeding fiscal year, each in reasonable detail. Such items will be certified by the Officer who is BNC’s chief financial officer as being the most accurate projections available and identical to the projections used by a Credit Party for internal planning purposes and be delivered with a statement of underlying assumptions and such supporting schedules and information as Lender may in its discretion require.

(e)     Supplemental Reports. Weekly, or more frequently if Lender so requires, Borrower’s “daily collateral reports”, Snubbing Unit status report that identifies, among other things, the location of each Snubbing Unit, receivables schedules, sales reports and journals, cash receipt journals, copies of deposit tickets, collection reports, copies of credit memos, reports of Inventory levels, copies of invoices to account debtors, signed and dated shipment documents and delivery receipts for goods sold to said account debtors. Within 15 days after the end of each month or more frequently if Lender so requires, a report detailing the amount of accrued, but unpaid, VAT Taxes.

(f)     Litigation. Within five (5) Business Days after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting a Credit Party (i) of the type described in Section 5.14(c) or (ii) which seek a monetary recovery against a Credit Party in excess of $250,000.

(g)     Defaults. When any Officer of a Credit Party becomes aware of the probable occurrence of any Default or Event of Default, and no later than 3 Business Days after such Officer becomes aware of such Default or Event of Default, notice of such occurrence, together with a detailed statement by a responsible Officer of the Credit Party of the steps being taken by the Credit Party to cure the effect thereof.

(h)     Plans. As soon as possible, and in any event within 30 days after a Credit Party knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, a statement signed by the Officer who is BNC’s chief financial officer setting forth details as to such Reportable Event and the action which such Credit Party proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event within 10 days after a Credit Party fails to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, Borrower and BNC will deliver to Lender a statement signed by the Officer who is BNC’s chief financial officer setting forth details as to such failure and the action which such Credit Party proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event within ten days after a Credit Party knows or has reason to know that it has or is reasonably expected to have any liability under Sections 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan, BNC and Borrower will deliver to Lender a statement of BNC’s chief financial officer setting forth details as to such liability and the action which such Credit Party proposes to take with respect thereto.

(i)     Disputes. Promptly upon knowledge thereof, notice of (i) any disputes or claims by Borrower’s customers, (ii) credit memos, and (iii) any goods returned to or recovered by Borrower, where the amount involved in clauses (i), (ii) or (iii) is more than $25,000 in each occurrence.

(j)     Officers and Directors. Promptly upon knowledge thereof, notice of any change in the Persons constituting a Credit Party’s Officers and Directors.

(k)     Collateral. Promptly upon knowledge thereof, notice of any loss of, or material damage to, any Collateral or any substantial adverse change in any Collateral or the prospect of payment thereof where the amount involved is more than $25,000.

(l)     Commercial Tort Claims. Promptly upon knowledge thereof, notice of any commercial tort claims it may bring against any Person, including the name and address of each defendant, a summary of the facts, an estimate of the Credit Party’s damages, copies of any complaint or demand letter submitted by a Credit Party, and such other information as Lender may request.

(m)    Intellectual Property.

(i)     30 days prior written notice of a Credit Party’s intent to acquire material Intellectual Property Rights; except for transfers permitted under Section 6.17, BNC and Borrower will give Lender 30 days prior written notice of a Credit Party’s intent to dispose of material Intellectual Property Rights and upon request shall provide Lender with copies of all proposed documents and agreements concerning such rights.

(ii)     Promptly upon knowledge thereof, notice of (A) any Infringement of its Intellectual Property Rights by others, (B) claims that a Credit Party is Infringing another Person’s Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of its Intellectual Property Rights.

(iii)     Promptly upon receipt, copies of all registrations and filings with respect to its Intellectual Property Rights.

(n)     Reports to Owners. Promptly upon their distribution, copies of all financial statements, reports and proxy statements which a Credit Party may send to its Owners, excluding any material provided to Owner in their capacity as Directors of BNC.

(o)     SEC Filings. Promptly after the sending or filing thereof, copies of all regular and periodic reports which a Credit Party shall file with the Securities and Exchange Commission, or any national securities exchange.

(p)     Tax Returns. As soon as possible, and in any event no later than five (5) Business Days after they are due to be filed, copies of the state and federal income tax returns and all schedules thereto of a Credit Party.

(q)     Violations of Law. Promptly upon knowledge thereof, BNC and Borrower shall give Lender written notice of a Credit Party’s violation of any law, rule or regulation, the non-compliance with which could have a Material Adverse Effect on a Credit Party.

(r)     Other Reports. From time to time, with reasonable promptness, any and all receivables schedules, Inventory reports, collection reports, Snubbing Unit status reports, deposit records, equipment schedules, copies of invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other material, reports, records or information as Lender may request and is customary for transactions of the type contemplated by this Agreement.

Section 6.2       Financial Covenants.

(a)     Minimum Book Net Worth. BNC and its Subsidiaries will on a consolidated basis maintain, during each period described below, the applicable Minimum Book Net Worth, determined as of the end of each fiscal month in such period, in an amount not less than the amount set forth for each such fiscal period (numbers appearing between “< >“ are negative):

Period	Minimum Book Net Worth
March 31, 2006 through December 31, 2006
90% of the Book Net Worth calculated as of March 1, 2006 on the basis of a pro forma balance sheet giving effect to the HWC Transactions and the BNC Merger delivered to Lender reflecting the Book Net Worth as of that date (which balance sheet shall be delivered to Lender on or before April 15, 2006) but in no event shall 90% of the Book Net Worth be less than $25,000,000

Period	Minimum Book Net Worth
For each fiscal year ending thereafter and continuing until the Maturity Date
The greater of (i) the Minimum Book Net Worth required pursuant to this Section 6.2(a) for the immediately preceding fiscal year, and (ii) 85% of the Book Net Worth calculated as of last day of the preceding fiscal year based on the unaudited or annual audited (as applicable) financial statements covering the preceding fiscal year.

If amended or restated financial statements change the previously calculated applicable Minimum Book Net Worth, Lender may reduce or increase the applicable Minimum Book Net Worth from the date of receipt of such amended or restated financial statements, to the beginning of the then current fiscal year or to the beginning of the fiscal month of the then current year, as Lender in its sole discretion deems appropriate.

(b)     Minimum Debt Service Coverage Ratio. BNC and its Subsidiaries will on a consolidated basis maintain, as of each fiscal quarter end commencing with the fiscal quarter ending March 31, 2006, a Debt Service Coverage Ratio of not less than 1.50 to 1.0.

(c)     Capital Expenditures. BNC and its Subsidiaries, including Borrower, will not incur or contract to incur Capital Expenditures (whether financed or Unfinanced Capital Expenditures) of more than $3,000,000 in the aggregate during any fiscal year.

Section 6.3      Permitted Liens; Financing Statements.

(a)     BNC and Borrower will not, and will not permit any other Credit Party to, create, incur or suffer to exist any Lien upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (each a “Permitted Lien”; collectively, “Permitted Liens”):

(i)     In the case of any of BNC’s or Borrower’s property which is not Collateral, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with BNC’s or Borrower’s business or operations as presently conducted;

(ii)     Liens in existence on the date hereof and listed in Schedule 6.3 hereto, securing indebtedness for borrowed money permitted under Section 6.4 and renewals and extensions (but not increases, refinancings, or other amendments affecting more than the extension of the term of the indebtedness) of such indebtedness;

(iii)     The Security Interest and Liens created by the Security Documents; and

(iv)     Purchase money Liens relating to the acquisition of machinery and equipment of Borrower not exceeding the lesser of cost or fair market value thereof, not exceeding $2,000,000 in the aggregate during any fiscal year, and so long as no Default Period is then in existence and none would exist immediately after such acquisition;

(v)      Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.12;

(vi)     carriers’, warehousemen’s, mechanics’, materialmen’s repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue or are being contested in compliance with Section 6.12, and in any event, no action to exercise or enforce such Lien has been commenced;

(vii)     pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; and

(viii)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations (other than obligations for the repayment of Indebtedness, but excluding from this exception the deposit account reflected on Schedule 5.18 securing a bank guarantee issued on behalf of Amegy Bank N.A. to ICICI Bank Limited on behalf of BNC (the “Bank Guarantee”)) of like nature, in each case arising in the ordinary course of business and not being secured by the Collateral.

(b)    BNC and Borrower will not amend any financing statements in favor of Lender except as permitted by law. Any authorization by Lender to any Person to amend financing statements in favor of Lender shall be in writing.

Section 6.4    Indebtedness.   BNC and Borrower will not, and will not permit any other Credit Party to, incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on a Credit Party’s behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations (collectively, “Indebtedness”), except:

(a)	Indebtedness arising hereunder;

(b)	Indebtedness arising under the Senior Subordinated Loans;

(c)     Indebtedness of Borrower in existence on the date hereof and listed in Schedule 6.4 hereto and extensions or renewals (but not increases, refinancings or other amendments affecting more than the extension of the term of the indebtedness) of any such Indebtedness;

(d)     Indebtedness relating to Permitted Liens; and

(e)     Indebtedness of any wholly-owned Subsidiary to Borrower or any other wholly-owned Subsidiary of BNC (other than Borrower) that is not evidenced by a promissory note, is not secured, and is fully and deeply subordinated to the Obligations.

Section 6.5     Guaranties.   BNC and Borrower will not, and will not permit any other Credit Party to, assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

(a)     The Guaranties from time to time in effect pursuant to this Agreement;

(b)     The endorsement of negotiable instruments by a Credit Party for deposit or collection or similar transactions in the ordinary course of business;

(c)     Guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons, in existence on the date hereof and listed in Schedule 6.4 hereto; and

(d)     Senior Subordinated Guarantees by all existing and future Domestic Subsidiaries.

Section 6.6      Investments and Subsidiaries.   BNC and Borrower will not, and will not permit any other Credit Party to, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person or Affiliate, including any partnership or joint venture, nor purchase or hold beneficially any stock or other securities or evidence of indebtedness of any other Person or Affiliate, except:

(a)     Investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poor’s Ratings Services or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(b)     Travel advances or loans to Borrower’s Officers and employees not exceeding at any one time (i) an aggregate of $15,000 per occurrence per Person, or (ii) $150,000 in the aggregate outstanding at any time;

(c)      Prepaid rent not exceeding one month or security deposits; and

(d)     Current investments in the Subsidiaries in existence on the date hereof and listed in Schedule 5.5 hereto.

BNC and Borrower will cause each of its Domestic Subsidiaries that is formed after the Funding Date to become a Guarantor and will cause all Equity Interests in any Subsidiary to be duly pledged to Lender, subject to the limitations set forth in Section 8.4.

Section 6.7     Dividends; Distributions and Equity.   BNC and Borrower will not (a) declare or pay any dividends (other than dividends payable solely in stock of BNC) on any class of its stock, or make any payment on account of the purchase, redemption or other retirement of any shares of such stock, or other securities or evidence of its indebtedness or make any Distribution in respect thereof, either directly or indirectly, except for (i) payments made to Lender on account of the Credit Facility, (ii) Distributions made to wholly-owned Subsidiaries of Borrower, (iii) Permitted Subordinated Debt Payments made in accordance with the Senior Subordinated Promissory Notes, and (iv) Distributions in cash to Seller in an aggregate amount not to exceed $6,500,000 on account of the Working Capital Adjustment, provided that such cash Distributions may not be made unless Lender has first received and approved documentation (satisfactory to Lender in its Permitted Discretion) supporting the amount of the Working Capital Adjustment and (b) sell or issue any Equity Interests in BNC or Borrower (other than issuances of Equity Interests in BNC (i) pursuant to a Working Capital Adjustment, (ii) as contemplated by the Securities Repurchase Agreement or (iii) as contemplated by the Registration Rights Agreement in connection with the issuance, registration and sale of the Equity Interests issued pursuant to the Transaction Agreement and beneficially owned by Oil States).

Section 6.8     Salaries.   BNC and Borrower will not, and will not permit any other Credit Party to, pay excessive or unreasonable salaries, bonuses, royalties, license fees, commissions, consultant fees or other compensation; or increase the salary, bonus, commissions, consultant fees or other compensation of any Director, Officer or consultant, or any member of their families, by more than 10% in any one year, either individually or for all such Persons in the aggregate, or pay any such increase from any source other than profits earned in the year of payment.

Section 6.9      Books and Records; Collateral Examination, Inspection and Appraisals.

(a)     BNC and Borrower will keep, and will cause the other Credit Party’s to keep, accurate books of record and account for itself pertaining to the Collateral and pertaining to such Credit Party’s business and financial condition and such other matters as Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon Lender’s request, will permit any officer, employee, attorney, accountant or other agent of Lender to audit, review, make extracts from or copy any and all company and financial books and records of a Credit Party at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to Borrower, and to discuss a Credit Party’s affairs with any of its Directors, Officers, employees or agents.

(b)     BNC and Borrower hereby irrevocably authorize all accountants and third parties to disclose and deliver to Lender or its designated agent, at Borrower’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding a Credit Party.

(c)     BNC and Borrower will permit, and will cause the other Credit Parties to permit, Lender or its employees, accountants, attorneys or agents, to examine and inspect any Collateral or any other property of a Credit Party at any time during ordinary business hours.

(d)     Lender may also, from time to time obtain at Borrower’s expense, an appraisal of Collateral by an appraiser acceptable to Lender in its sole discretion; provided, however, Borrower shall only be obligated to reimburse Lender for one appraisal per year if no Event of Default exists at the times of ordering, receiving and seeking reimbursement for the appraisal.

Section 6.10    Account Verification.

(a)     Lender or its agent may at any time and from time to time send or require Borrower to send requests for verification of accounts or notices of assignment to account debtors and other obligors. Lender or its agent may also at any time and from time to time telephone account debtors and other obligors to verify accounts.

(b)     BNC and Borrower shall pay when due each account payable due to a Person holding a Permitted Lien (as a result of such payable) on any Collateral.

Section 6.11    Compliance with Laws.

(a)     BNC and Borrower shall, and shall cause the other Credit Parties to, comply with the requirements of applicable laws and regulations, the non-compliance with which would materially and adversely affect its business or its financial condition, and BNC and Borrower shall use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

(b)     Without limiting the foregoing undertakings, BNC and Borrower specifically agrees that it will, and will cause the other Credit Parties to, comply with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.

(c)     BNC and Borrower shall, and shall cause the other Credit Parties to, (i) ensure that neither BNC, Borrower nor any other Credit Party transacts business with a Person on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of the Credit Facility or any other financial accommodation from Lender to violate any of the foreign asset control regulations of OFAC or other applicable law, (iii) comply with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iv) otherwise comply with the USA Patriot Act as required by federal law and Lender’s policies and practices.

Section 6.12     Payment of Taxes and Other Claims.   BNC and Borrower will, and will cause the other Credit Parties to, pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to a Credit Party (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by a Credit Party, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of a Credit Party, provided that a Credit Party shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

Section 6.13     Maintenance of Properties.

(a)     BNC and Borrower will, and will cause the other Credit Parties to, keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts. BNC and Borrower will, and will cause the other Credit Parties to, take all commercially reasonable steps necessary to protect and maintain a Credit Party’s Intellectual Property Rights.

(b)     BNC and Borrower will defend the Collateral against all Liens, claims or demands of all Persons (other than Lender or any holder of the Permitted Lien) claiming the Collateral or any interest therein. BNC and Borrower will keep all Collateral free and clear of all Liens except Permitted Liens. BNC and Borrower will, and will cause the other Credit Parties to, take all commercially reasonable steps necessary to prosecute any Person infringing a Credit Party’s Intellectual Property Rights and to defend such Credit Party against any Person accusing such Credit Party of infringing any Person’s Intellectual Property Rights.

(c)     BNC and Borrower will cause each Snubbing Unit to be kept numbered with identifying numbers as set forth on Schedule 5.29 hereto. BNC and Borrower will not change the identifying number of any Snubbing Unit without prior written consent from Lender.

Section 6.14     Insurance.   BNC and Borrower will, and will cause the other Credit Parties to, obtain and at all times maintain insurance with insurers acceptable to Lender, in such amounts, on such terms (including any deductibles) and against such risks as may from time to time be required by Lender, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which Borrower operates (including water damage, domestic transit coverage, collapse coverage and coverage of fire with respect to each Snubbing Unit in an amount equal to or greater than the Net Orderly Liquidation Value of each Snubbing Unit with a deductible not greater than $10,000 per occurrence). Without limiting the generality of the foregoing, Borrower will at all times keep all of its tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as Lender may reasonably request, with any loss payable to Lender to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for Lender’s benefit. All policies of liability insurance required hereunder shall name Lender as an additional insured.

Section 6.15     Preservation of Existence.   BNC and Borrower will, and will cause the other Credit Parties to, preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

Section 6.16     Delivery of Instruments; New Deposit Accounts.   BNC and Borrower will promptly deliver to Lender in pledge all instruments, documents, chattel paper and other Investment Property constituting Collateral, duly endorsed or assigned by BNC or Borrower upon the creation of such items. Borrower will utilize its Snubbing Unit Agreement form previously reviewed and approved by Lender when leasing a Snubbing Unit and will cause such form to include a conspicuous notation stating that all of Borrower’s rights to payment and any security interest arising under the Snubbing Unit Agreement form have been pledged to Lender. Upon opening any deposit accounts (other than the deposit accounts described on Schedule 5.18), BNC and Borrower will immediately deliver notice to Lender of the existence of such account and will, upon Lender’s request, deliver to Lender the appropriate control agreements to assure Lender a perfected Security Interest in such account. BNC and Borrower will not, and will not permit any other Credit Party to, allow (i) the petty cash deposit account described on Schedule 5.18 maintained with Hibernia Bank to have an outstanding balance in excess of $10,000 (provided that, during the thirty (30) day period following the date hereof, the outstanding balance may exceed $10,000 but may not exceed at any point $50,000), or (ii) the deposit accounts described on Schedule 5.18 maintained with Amegy Bank N.A. to have an aggregate, outstanding balance in excess of $500,000. Upon termination or expiration of the Bank Guarantee, BNC and Borrower will cause the deposit account previously securing the Bank Guarantee to be closed and all funds remaining in that deposit account to be promptly deposited into the Collateral Account.

Section 6.17     Sale or Transfer of Assets; Suspension of Business Operations.   BNC and Borrower will not, and will not permit any other Credit Party to, sell, lease, assign, transfer or otherwise dispose of (i) the stock of any Subsidiary (other than Director’s qualifying shares issued in BNC or shares of a Foreign Subsidiary (that do not dilute or affect Lender’s pledge of the Equity Interests in the Foreign Subsidiary) required or deemed advisable to be issued to a foreign national in connection with any Foreign Subsidiary), (ii) all or a substantial part of its assets (a “substantial part” shall be triggered if the value of any contemplated sale, lease, assignment, transfer or other disposition when aggregated all other similar transactions occurring in any fiscal year would exceed five percent (5%) of the then applicable Book Net Worth), or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business or the disposition of Equipment (other than Eligible Equipment or any other Equipment financed with an Equipment Term Advance) that is used, obsolete, worn out or surplus (the proceeds of which shall be paid to reduce the Obligations unless used immediately for the purchase of like Equipment) and will not liquidate, dissolve or suspend business operations, except that any Subsidiary that is an Inactive Subsidiary may liquidate or dissolve if (i)  BNC determines in good faith that such liquidation or dissolution is in the best interests of BNC, (ii) the liquidation or dissolution shall not have a Material Adverse Effect, and (iii) any assets of the Inactive Subsidiary are distributed to Borrower. For purposes of the preceding sentence, no Snubbing Unit shall be deemed part of Borrower’s Inventory. BNC and Borrower will not, and will not permit the other Credit Parties to, transfer any part of a Credit Party’s ownership interest in any Intellectual Property Rights and will not permit any agreement under which such Credit Party has licensed Licensed Intellectual Property to lapse, except that a Credit Party may transfer such rights or permit such agreements to lapse if it shall have reasonably determined that the applicable Intellectual Property Rights are no longer useful in its business. If BNC or Borrower transfers any Intellectual Property Rights for value, BNC and Borrower will pay over the proceeds to Lender for application to the Obligations. BNC and Borrower will not license any other Person to use any of Borrower’s Intellectual Property Rights, except that Borrower may grant licenses in the ordinary course of its business in connection with sales of Inventory or provision of services to its customers. Borrower will not, and will not permit any other Credit Party, to transfer any assets of a Credit Party to an Inactive Subsidiary.

Section 6.18     Consolidation and Merger; Asset Acquisitions.   Except for the BNC Merger, Borrower will not, and will not permit any other Credit Party to, consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person; except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any wholly-owned and Domestic Subsidiary of BNC may merge into Borrower in a transaction in which Borrower is the surviving corporation, and (ii) any wholly-owned Domestic Subsidiary (other than Borrower) may merge into another wholly-owned Domestic Subsidiary. BNC and Borrower shall cause the BNC Merger to be consummated not later than March 6, 2006.

Section 6.19     Sale and Leaseback.   BNC and Borrower will not, and will not permit any other Credit Party to, enter into any arrangement, directly or indirectly, with any other Person whereby a Credit Party shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which a Credit Party intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.20     Restrictions on Nature of Business.   BNC and Borrower will not, and will not permit any other Credit Party to, engage in any line of business materially different from that presently engaged in by a Credit Party and will not purchase, lease or otherwise acquire assets not related to its business. No Inactive Subsidiary may commence business operations without Lender’s express, prior and written consent.

Section 6.21     Accounting.   BNC and Borrower will not, and will not permit any other Credit Party to, adopt any material change in accounting principles other than as required by GAAP. BNC and Borrower will not, and will not permit any other Credit Party to, adopt, permit or consent to any change in its fiscal year.

Section 6.22     Discounts.   After notice from Lender given during the existence and continuance of a Default and then only, Borrower will not grant any discount, credit or allowance to any customer of Borrower or accept any return of goods sold. Borrower will not at any time modify, amend, subordinate, cancel or terminate the obligation of any account debtor or other obligor of Borrower, except in the normal course of business and then only if such action is dictated by commercial considerations in Borrower’s good faith judgment and such action need not be reported pursuant to Section 6.1(i).

Section 6.23     Plans.   Unless disclosed to Lender pursuant to Section 5.12, neither any Credit Party nor any ERISA Affiliate will (i) adopt, create, assume or become a party to any Pension Plan, (ii) incur any obligation to contribute to any Multiemployer Plan, (iii) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (iv) amend any Plan in a manner that would materially increase its funding obligations.

Section 6.24     Place of Business; Name.   BNC and Borrower will not, and will not permit any other Credit Party to, transfer its chief executive office or principal place of business to a location outside the state where its chief executive office or principal place of business is presently located, or move, relocate, close or sell any business location. BNC and Borrower will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest. BNC and Borrower will not, and will not permit any other Credit Party to, change its name or jurisdiction of organization.

Section 6.25     Constituent Documents.   BNC and Borrower will not, and will not permit any other Credit Party to, amend its Constituent Documents if such amendment would be adverse in any way to Lender or would affect Lender’s Lien or the classification of the Equity Interests as “securities” under Article 8 of the UCC.

Section 6.26     Senior Subordinated Loan Documents, Securities Repurchase Agreement and HWC Transaction Documents.   BNC and Borrower shall immediately deliver to Lender a true, correct and complete copy of any notice it or any Subsidiary receives in connection with the Senior Subordinated Loans, the Securities Repurchase Agreement or the HWC Transaction Documents, including notices of default, and BNC and Borrower shall immediately notify Lender in writing of the name and address of any subsequent holder of a Senior Subordinated Loan upon learning of a sale, assignment or other transfer of any Senior Subordinated Loan. BNC and Borrower will (i) timely comply with, and will cause its Subsidiaries to timely comply with, all of their respective obligations relating to the Senior Subordinated Loans, subject to the terms of the Subordination Agreement, (ii) timely enforce all of its material rights and remedies under the Senior Subordinated Loan Documents, the Securities Repurchase Agreement and the HWC Transaction Documents in accordance with their respective terms, (iii) not, and will not permit any of its Subsidiaries to, amend, waive or terminate any provision of the Senior Subordinated Loan Documents, the Securities Repurchase Agreement or the HWC Transaction Documents without the express written consent of Lender, and (iv) not make any Distribution under the Senior Subordinated Loan Documents or the HWC Transaction Documents, except in each case Permitted Subordinated Debt Payments made in accordance with the terms of the Senior Subordinated Promissory Notes.

Section 6.27     Transactions with Affiliates.   BNC and Borrower may not, and will not permit any of the Credit Parties to, enter into or consummate any transaction of any kind with any of its Affiliates other than: (a) salary, bonus and other compensation and employment arrangements as permitted under Section 6.8, (b) as set forth on Schedule 5.24, or (c) other transactions and payments under and pursuant to written agreements entered into by and between a Credit Party and one or more of its Affiliates that reflect and constitute transactions and payments on overall terms at least as favorable to the Credit Party as would be the case in an arm’s length transaction between unrelated parties of equal bargaining power; however, except as expressly permitted under this Agreement, no Credit Party may enter into or consummate any transaction or agreement pursuant to which it becomes a party to any mortgage, note, indenture or guarantee evidencing any indebtedness of any of its Affiliates or otherwise to become responsible or liable, as a guarantor, surety or otherwise, pursuant to an agreement for any indebtedness of any such Affiliate.

Section 6.28     Snubbing Units.   Borrower shall at all times have access to the Snubbing Units wherever located pursuant to a Snubbing Unit Agreement, and Borrower shall have the right to enter on property where a Snubbing Unit is located and to remove such Snubbing Unit therefrom without interference from, or imposition of any Lien on such Snubbing Unit by, any owner, landlord, tenant or other Person with an interest in such property. No Snubbing Unit that constitutes Eligible Equipment may ever be located outside the control and jurisdiction of the United States of America. BNC and Borrower shall ensure that each Snubbing Unit never (a) constitutes a fixture, or immoveable property, as the case may be, under the laws of any jurisdiction in which a Snubbing Unit may be located, (b) constitutes part of a “vessel”, as defined under applicable maritime law, (c) becomes subject to, or is being utilized pursuant to, a maritime contract, (d) constitutes a “motor vehicle” under any statute, law, regulation or rule of any jurisdiction in which any Snubbing Unit is located, and (e) is certificated as a motor vehicle under the laws of any jurisdiction. Each Snubbing Unit that Lender has financed under the Equipment Term Advance shall at all times constitute Eligible Equipment. Borrower will use commercially reasonable efforts to timely enforce and realize upon all rights and remedies it may have from time to time under applicable law, including all Lien rights under Chapter 56 of the Texas Property Code, as amended and in effect, or other analogous rights under the laws of the jurisdiction where Borrower has provided materials and services pursuant to a Snubbing Unit Agreement.

Section 6.29     Performance by Lender.   If BNC or Borrower, or both of them, at any time fails to perform or observe any of the foregoing covenants contained in this Article VI or elsewhere herein, and if such failure shall continue for a period of ten calendar days after Lender gives BNC or Borrower written notice thereof (or in the case of the agreements contained in Section 6.11 and Section 6.13, immediately upon the occurrence of such failure, without notice or lapse of time), Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of Borrower (or, at Lender’s option, in Lender’s name) and may, but need not, take any and all other actions which Lender may reasonably deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and Borrower shall thereupon pay to Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by Lender, together with interest thereon from the date expended or incurred at the Default Rate. To facilitate Lender’s performance or observance of such covenants of BNC and Borrower, BNC and Borrower hereby irrevocably appoint Lender, or Lender’s delegate, acting alone, as BNC’s and Borrower’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of BNC and Borrower, or both of them, any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by BNC and Borrower hereunder.

ARTICLE VII

EVENTS OF DEFAULT, RIGHTS AND REMEDIES

Section 7.1     Events of Default.   “Event of Default”, wherever used herein, means any one of the following events:

(a)     Default in the payment of any Obligations when they become due and payable and such Default continuing unremedied for more than three (3) Business Days;

(b)     Default in the performance, or breach, of any covenant or agreement of BNC or Borrower contained in this Agreement or any other Loan Document, provided with respect to Default of Sections 6.1, 6.11, 6.12 and 6.13, such Default continues unremedied for more than two (2) Business Days and with respect to a Default of Sections 6.10 and 6.26 (other than with respect to any action affecting the Senior Subordinated Loan Documents, for which there shall be no cure), such Default continues unremedied for more than fifteen (15) days;

(c)     Any Guarantor shall repudiate, purport to revoke or fail to perform any obligation under its Guaranty, any individual Guarantor shall die or any other Guarantor shall cease to exist (other than an Inactive Subsidiary that has not recommenced operations and has been dissolved or liquated in accordance with this Agreement) shall cease to exist;

(d)     An Overadvance arises as the result of any reduction in the Borrowing Base, or arises in any manner on terms not otherwise approved of in advance by Lender in writing;

(e)     A Change of Control shall occur;

(f)     Any Financial Covenant shall become inapplicable due to the lapse of time and the failure to amend any such covenant to cover future periods;

(g)     A Credit Party shall be or become insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or a Credit Party shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the affected Credit Party, as the case may be; or a Credit Party shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against a Credit Party (except that any Inactive Subsidiary may, in accordance with this Agreement, dissolve or liquidate before it re-commences operations); or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of a Credit Party;

(h)     A petition shall be filed against a Credit Party under the Bankruptcy Code naming the Credit Party as debtor and such petition shall continue undismissed for sixty (60) days, or a petition shall be filed by a Credit Party under the Bankruptcy Code naming such Credit Party as debtor;

(i)     Any representation or warranty made by BNC or Borrower, or both of them, in this Agreement or by a Credit Party (or any of their respective Officers) in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement or any such guaranty shall prove to have been incorrect in any material respect when deemed to be effective;

(j)     The rendering against a Credit Party of an arbitration award, final judgment, decree or order for the payment of money in excess of $100,000 (or that award, final judgment, decree or order would when aggregated with all other unsatisfied awards, final judgments, decrees or orders for the payment of money exceed $100,000) and the continuance of such arbitration award, judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days without a stay of execution;

(k)     A default under any bond, debenture, note or other evidence of material indebtedness of a Credit Party (including the Senior Subordinated Loans) owed to any Person other than Lender, or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture, other instrument, lease or contract;

(l)     Any Reportable Event, which Lender determines in good faith might constitute grounds for the termination of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to a Credit Party by Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or any Credit Party or any ERISA Affiliate shall have filed for a distress termination of any Pension Plan under Title IV of ERISA; or any Credit Party or any ERISA Affiliate shall have failed to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, which Lender determines in good faith may by itself, or in combination with any such failures that Lender may determine are likely to occur in the future, result in the imposition of a Lien on a Credit Party’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which results or could reasonably be expected to result in a material liability of a Credit Party to the Multiemployer Plan under Title IV of ERISA;

(m)     A Credit Party shall, except as expressly permitted by the terms of this Agreement, liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, merge with another Person; or sell or attempt to sell all or substantially all of its assets, without Lender’s prior written consent;

(n)     Default in the payment of any amount owed by a Credit Party to Lender other than any indebtedness arising hereunder and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness;

(o)     A Credit Party shall take or participate in any action that is prohibited under the provisions of any Senior Subordinated Promissory Note or make any payment on account of the indebtedness evidenced by the Senior Subordinated Promissory Notes that any Person is not entitled to receive under the provisions of the Senior Subordinated Promissory Notes (as initially in effect and without giving effect to any amendment thereto) or under this Agreement;

(p)     Any breach, default or event of default by or attributable to any Affiliate under any agreement between such Affiliate and Lender shall occur and such breach, default or event of default would have a Material Adverse Effect; or

(q)     The indictment of any Director or Officer of a Credit Party for a felony offence under state or federal law.

Section 7.2     Rights and Remedies.   During any Default Period, Lender may exercise any or all of the following rights and remedies:

(a)     Lender may, by notice to Borrower, declare the Commitment to be terminated, whereupon the same shall forthwith terminate;

(b)     Lender may, by notice to Borrower, declare the Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest or further notice of any kind, all of which Borrower hereby expressly waives;

(c)     Lender may, without notice to Borrower and without further action, apply any and all money owing by Lender to Borrower to the payment of the Obligations;

(d)     Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral (with or without giving any warranties as to the Collateral, title to the Collateral or similar warranties), and, in connection therewith, Borrower will on demand assemble the Collateral and make it available to Lender at a place to be designated by Lender which is reasonably convenient to both parties;

(e)     Lender may make demand upon Borrower and, immediately upon such demand, Borrower will pay to Lender in immediately available funds for deposit in the Special Account pursuant to Section 2.5 an amount equal to the aggregate maximum amount available to be drawn under all Letters of Credit then outstanding, notwithstanding that the conditions for drawing thereunder may not yet have been satisfied;

(f)     Lender may exercise and enforce its rights and remedies under the Loan Documents;

(g)     Lender may without regard to any waste, adequacy of the security or solvency of BNC or Borrower, or both of them, apply for the appointment of a receiver of the Collateral, to which appointment BNC and Borrower hereby consent, whether or not foreclosure proceedings have been commenced under the Security Documents and whether or not a foreclosure sale has occurred; and

(h)     Lender may exercise any other rights and remedies available to it by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(g) or (h), the Obligations shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind. If Lender sells any of the Collateral on credit, the Obligations will be reduced only to the extent of payments actually received. If the purchaser fails to pay for the Collateral, Lender may resell the Collateral and shall apply any proceeds actually received to the Obligations. Lender may apply the proceeds of Collateral to the Obligations in whatever order and manner as Lender may elect in its sole discretion.

Section 7.3     Certain Notices.   If notice to Borrower of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 8.3) at least ten calendar days before the date of intended disposition or other action.

ARTICLE VIII

MISCELLANEOUS

Section 8.1     No Waiver; Cumulative Remedies; Compliance with Laws; No Marshaling.   No failure or delay by Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law. Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. Borrower consents and agrees that Lender shall be under no obligation to marshal any of Borrower’s assets or Lender’s Liens against or in payment of any or all of the Obligations.

Section 8.2     Amendments, Etc.   No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by Borrower therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

Section 8.3     Notices; Communication of Confidential Information; Requests for Accounting.   Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, (d) transmitted by telecopy, or (e) sent as electronic mail, in each case delivered or sent to the party to whom notice is being given to the business address, telecopier number, or e mail address set forth below next to its signature or, as to each party, at such other business address, telecopier number, or e mail address as it may hereafter designate in writing to the other party pursuant to the terms of this Section. All such notices, requests, demands and other communications shall be deemed to be an authenticated record communicated or given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date delivered to the courier if delivered by overnight courier, or (d) the date of transmission if sent by telecopy or by e mail, except that notices or requests delivered to Lender pursuant to any of the provisions of Article II shall not be effective until received by Lender. All notices, financial information, or other business records sent by either party to this Agreement may be transmitted, sent, or otherwise communicated via such medium as the sending party may deem appropriate and commercially reasonable; provided, however, that the risk that the confidentiality or privacy of such notices, financial information, or other business records sent by either party may be compromised shall be borne exclusively by Borrower. All requests for an accounting under Section 9.210 of the UCC (i) shall be made in a writing signed by a Person authorized under Section 2.2(a), (ii) shall be personally delivered, sent by registered or certified mail, return receipt requested, or by overnight courier of national reputation, (iii) shall be deemed to be sent when received by Lender and (iv) shall otherwise comply with the requirements of Section 9.210 of the UCC. Borrower requests that Lender respond to all such requests that on their face appear to come from an authorized individual and releases Lender from any liability for so responding. Borrower shall pay Lender the maximum amount allowed by law for responding to such requests.

Section 8.4     Further Documents.   Borrower will from time to time execute, deliver, endorse and authorize the filing of any and all instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements and writings that Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interest or Lender’s rights under the Loan Documents (but any failure to request or assure that Borrower executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion); provided, however, Borrower shall not be required to pledge more than sixty-five percent (65%) of the voting Equity Interests of any Foreign Subsidiary, to the extent such a pledge of additional Equity Interests would result in material and adverse tax consequences to Borrower under Section 956 of the IRC as determined by Lender in its sole discretion.

Section 8.5     Costs and Expenses.   Borrower shall pay on demand all costs and expenses, including reasonable attorneys’ fees, closing costs, appraisal fees, UCC search and recording fees, costs of individual and corporate credit reports, surveys, and real estate title searches, environmental assessment fees and Collateral auditing fees, incurred by Lender in connection with the Obligations, this Agreement, the Loan Documents, and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

Section 8.6     Indemnity.   In addition to the payment of expenses pursuant to Section 8.5, Borrower and BNC shall indemnify, defend and hold harmless Lender, and any of its participants assigns, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):

(i)     Any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Advances;

(ii)     Any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Section 5.14 proves to be incorrect in any respect or as a result of any violation of the covenant contained in Section 6.11(b); and

(iii)     Any and all other liabilities (INCLUDING ALL STRICT LIABILITIES), losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents or the use or intended use of the proceeds of the Advances.

If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, Borrower and BNC, or counsel designated by Borrower and BNC and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at Borrower’s and BNC’s sole costs and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, Borrower and BNC shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. IT IS THE INTENTION OF BORROWER AND BNC, AND BORROWER AND BNC AGREE, THAT THE INDEMNITIES CONTAINED IN THIS AGREEMENT SHALL APPLY WITH RESPECT TO THE INDEMNIFIED MATTERS, WHICH MAY BE IN WHOLE OR IN PART CAUSED BY OR MAY ARISE OUT OF THE SOLE, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OR ANY STRICT LIABILITY OF ANY INDEMNITEE; HOWEVER, SUCH INDEMNITIES SHALL NOT EXTEND TO AN OTHERWISE INDEMNIFIED MATTER TO THE EXTENT THAT IT ARISES OUT OF THE INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. Borrower’s and BNC’s obligation under this Section 8.6 shall survive the termination of this Agreement and the discharge of Borrower’s and BNC’s other obligations hereunder.

Section 8.7     Participants.   Lender and its participants, if any, are not partners or joint venturers, and Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants. All rights and powers specifically conferred upon Lender may be transferred or delegated to any of Lender’s participants, successors or assigns.

Section 8.8     Execution in Counterparts; Telefacsimile Execution.   This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

Section 8.9     Retention of Borrower’s Records.   Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings, or other papers delivered to Lender by Borrower or in connection with the Loan Documents for more than 30 days after receipt by Lender. If there is a special need to retain specific records, Borrower must inform Lender of its need to retain those records with particularity, which must be delivered in accordance with the notice provisions of Section 8.3 within 30 days of Lender taking control of same.

Section 8.10    Binding Effect; Assignment; Complete Agreement; Sharing Information.   The Loan Documents shall be binding upon and inure to the benefit of BNC, Borrower and Lender and their respective successors and assigns, except that BNC and Borrower shall not have the right to assign any rights thereunder or any interest therein without Lender’s prior written consent. To the extent permitted by law, BNC and Borrower waive and will not assert against any assignee any claims, defenses or set-offs that BNC or Borrower could assert against Lender. This Agreement shall also bind all Persons who become a party to this Agreement as a borrower. This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof, AND WITHOUT LIMITING THE FOREGOING, BNC AND BORROWER AGREE THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES. To the extent that any provision of this Agreement contradicts other provisions of the Loan Documents, this Agreement shall control. Without limiting Lender’s right to share information regarding BNC, Borrower and their respective Affiliates with Lender’s participants, accountants, lawyers and other advisors, Lender may share any and all information they may have in their possession regarding BNC, Borrower and their respective Affiliates, and BNC and Borrower waive any right of confidentiality they may have with respect to such sharing of information.

Section 8.11     Severability of Provisions.   Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 8.12     Headings.   Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 8.13     Governing Law; Jurisdiction, Venue; Waiver of Jury Trial.   The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Texas. The parties hereto hereby (i) consent to the personal jurisdiction of the state and federal courts located in the State of Texas in connection with any controversy related to this Agreement; (ii) waive any argument that venue in any such forum is not convenient; (iii) agree that any litigation initiated by Lender, BNC or Borrower in connection with this Agreement or the other Loan Documents may be venued in either the state or federal courts located in the City of San Antonio, County of Bexar, Texas; and (iv) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 8.14     Non-applicability of Chapter 346.   Borrower and Lender hereby agree that, except for the opt-out provisions of Section 346.004 thereof, the provisions of Chapter 346 of the Texas Finance Code (regulating certain revolving credit loans and revolving tri-party accounts) shall not apply to this Agreement or any of the other Loan Documents.

Section 8.15     BNC’s and Borrower’s Waiver of Rights Under Texas Deceptive Trade Practices Act.   BNC AND BORROWER HEREBY WAIVE ANY RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES—CONSUMER PROTECTION ACT, SECTION § 17.41 ET SEQ. TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF BNC’S AND BORROWER’S OWN SELECTION, BNC AND BORROWER VOLUNTARILY CONSENT TO THIS WAIVER. BNC AND BORROWER EXPRESSLY WARRANT AND REPRESENT THAT EACH PERSON (A) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO LENDER, AND (B) HAS BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

BNC, BORROWER AND LENDER WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION AT LAW OR IN EQUITY OR IN ANY OTHER PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

Boots & Coots International Well Control, Inc.	BOOTS & COOTS INTERNATIONAL
11615 N. Houston - Rosslyn Road	WELL CONTROL, INC., a Delaware
Houston, Texas 77086	corporation
Telecopier: (281) 447-7613
Attention: Brian Keith, General Counsel	By:
e-mail: Bkeith@bncg.com	Name: Jerry Winchester
Title: President and CEO

IWC Services, LLC	IWC SERVICES, LLC, a Texas limited
c/o Boots & Coots International Well Control,	liability company
Inc.
11615 N. Houston - Rosslyn Road	By:
Houston, Texas 77086	Name: Jerry Winchester
Telecopier: (281) 447-7613	Title: President and CEO
Attention: Brian Keith, General Counsel
e-mail: Bkeith@bncg.com

Wells Fargo Bank, National Association,	WELLS FARGO BANK, NATIONAL
acting through its Wells Fargo Business Credit	ASSOCIATION, acting through its Wells Fargo
operating division	Business Credit operating division
MAC-T5698-030
40 NE Loop 410, Suite 340	By:
San Antonio, Texas 78216	Name: Mark L. Odle
Telecopier: (210) 856-8989	Title: Vice President
Attention: Mark Odle
e-mail: Mark.L.Odle@wellsfargo.com

Table of Exhibits and Schedules

Exhibit A	Form of Revolving Note

Exhibit B	Form of Equipment Term Note

Exhibit C	Compliance Certificate

Exhibit D	Premises

Schedule 5.1	Trade Names, Chief Executive Office, Principal Place of Business, and Locations of Collateral

Schedule 5.2	Capitalization and Organizational Chart

Schedule 5.5	Subsidiaries

Schedule 5.7	Litigation Matters

Schedule 5.11	Intellectual Property Disclosures

Schedule 5.14	Environmental Matters

Schedule 5.18	Deposit Accounts

Schedule 5.22	Insurance Policies

Schedule 5.24	Affiliate Agreements

Schedule 5.29	Snubbing Unit Schedule

Schedule 5.31	Personal Property Evidenced by a Certificate of Title

Schedule 6.3	Permitted Liens

Schedule 6.4	Permitted Indebtedness and Guaranties

Exhibit A to Credit and Security Agreement

REVOLVING NOTE

$10,300,000 U.S.	March 3, 2006

For value received, the undersigned, IWC SERVICES, LLC, a Texas limited liability company (“Borrower”), hereby promises to pay on the Termination Date under the Credit Agreement (defined below), to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Business Credit operating division, at its office at 40 NE Loop 410, Suite 340, San Antonio, Texas 78216, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Ten Million Three Hundred Thousand Dollars ($10,300,000) or the aggregate unpaid principal amount of all Revolving Advances made by Lender to Borrower under the Credit Agreement (defined below), together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Credit and Security Agreement dated the same date as this Note (as the same may hereafter be amended, supplemented, restated or extended from time to time, the “Credit Agreement”) by and among Lender, BNC and Borrower. The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.

This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof. This Note is the Revolving Note referred to in the Credit Agreement. This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements. This Note shall be governed by and construed in accordance with the laws of the State of Texas.

Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses if this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

[SIGNATURE PAGE FOLLOWS]

A-1

IWC SERVICES, LLC, a Texas limited liability company

By:
Name:
Title:

Exhibit B to Credit and Security Agreement

EQUIPMENT TERM NOTE

$9,700,000 U.S.	March 3, 2006

For value received, the undersigned, IWC SERVICES, LLC, a Texas limited liability company (“Borrower”), hereby promises to pay on the Termination Date under the Credit Agreement (defined below), to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Business Credit operating division, at its office at 40 NE Loop 410, Suite 340, San Antonio, Texas 78216, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Nine Million Seven Hundred Thousand Dollars ($9,700,000) or the aggregate unpaid principal amount of all Equipment Term Advances made by Lender to Borrower under the Credit Agreement (defined below), together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Credit and Security Agreement dated the same date as this Note (as the same may hereafter be amended, supplemented or restated from time to time, the “Credit Agreement”) by and among Lender, BNC and Borrower. The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.

This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof. This Note is the Equipment Term Note referred to in the Credit Agreement.

This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements. This Note shall be governed by and construed in accordance with the laws of the State of Texas.

Borrower shall pay all costs of collection, including attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

[SIGNATURE PAGE FOLLOWS]

B-1

IWC SERVICES, LLC, a Texas limited liability company

By:
Name:
Title:

Exhibit C to Credit and Security Agreement

COMPLIANCE CERTIFICATE

To:	Wells Fargo Business Credit
Date:	[___________________, 200____]
Subject:	Financial Statements

In accordance with our Credit and Security Agreement dated as of March 3, 2006 (as amended from time to time, the “Credit Agreement”), attached are the consolidated financial statements of IWC SERVICES, LLC, a Texas limited liability company (“Borrower”) and BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC. as of and for [_________________, 200__ _] (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”). All terms used in this certificate have the meanings given in the Credit Agreement.

I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present BNC’s and its Subsidiaries’ financial condition as of the date thereof.

I further hereby certify as follows: Events of Default. (Check one):

*	The undersigned does not have knowledge of the occurrence of a Default or Event of Default under the Credit Agreement except as previously reported in writing to Lender.

*
The undersigned has knowledge of the occurrence of a Default or Event of Default under the Credit Agreement not previously reported in writing to Lender and attached hereto is a statement of the facts with respect to thereto. Borrower acknowledges that pursuant to Section 2.8(b) of the Credit Agreement, Lender may impose the Default Rate at any time during the resulting Default Period.

Material Adverse Change in Litigation Matters of Credit Parties. I further hereby certify as follows (check one):

*	The undersigned has no knowledge of any material adverse change to the litigation exposure of any Credit Party or any of their respective Affiliates.

*
The undersigned has knowledge of material adverse changes to the litigation exposure of any Credit Party or any of their respective Affiliates not previously disclosed in Schedule 5.7. Attached to this Certificate is a statement of the facts with respect thereto.

Financial Covenants. I further hereby certify as follows (check and complete each of the following):

1.     Minimum Debt Service Coverage Ratio. Pursuant to Section 6.2(b) of the Credit Agreement, as of the Reporting Date, BNC’s and its Subsidiaries’ Debt Service Coverage Ratio on a consolidated basis was [______ _] to 1.00, which * satisfies * does not satisfy the requirement that such ratio be no less than 1.50 to 1.00 on the Reporting Date.

2.     Minimum Book Net Worth. Pursuant to Section 6.2(a) of the Credit Agreement, as of the Reporting Date, BNC’s and its Subsidiaries’ Book Net Worth on a consolidated basis was $____________ , which * satisfies * does not satisfy the requirement that such amount be not less than the applicable amount set forth in the table below (numbers appearing between “< >“ are negative) on the Reporting Date:

Period	Minimum Book Net Worth
March 31, 2006 through December 31, 2006
90% of the Book Net Worth calculated as of March 1, 2006 on the basis of a pro forma balance sheet giving effect to the HWC Transactions and the BNC Merger delivered to Lender reflecting the Book Net Worth as of that date (which balance sheet shall be delivered to Lender on or before April 15, 2006) but in no event shall 90% of the Book Net Worth be less than $25,000,000

For each fiscal year ending thereafter and continuing until the Maturity Date
The greater of (i) the Minimum Book Net Worth required pursuant to Section 6.2(a) for the immediately preceding fiscal year, and (ii) 85% of the Book Net Worth calculated as of last day of the preceding fiscal year based on the unaudited or annual audited (as applicable) financial statements covering the preceding fiscal year.

3.     Capital Expenditures. Pursuant to Section 6.2(c) of the Credit Agreement, for the year-to-date period ending on the Reporting Date, the Credit Parties have expended or contracted to expend during the fiscal year ended [_______________, 200___,_] for Capital Expenditures, [_$___________________] in the aggregate, which * satisfies * does not satisfy the requirement that such expenditures not exceed $3,000,000 in the aggregate during such year.

4.     Salaries. As of the Reporting Date, the Credit Parties have not paid excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation, or increased the salary, bonus, commissions, consultant fees or other compensation of any Director, Officer or consultant, or any member of their families, by more than 10% over the amount paid in the BNC’s and Borrower’s previous fiscal year, either individually or for all such persons in the aggregate, and has not paid any increase from any source other than profits earned in the year of payment, and as a consequence * is * is not in compliance with Section 6.8 of the Credit Agreement.

Attached hereto are all relevant facts in reasonable detail to evidence, and the computations of the financial covenants referred to above. These computations were made in accordance with GAAP.

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

By:
Name:
Title: Chief Financial Officer

IWC SERVICES, LLC

By:
Name:
Title:

Exhibit D to Credit and Security Agreement

PREMISES

The Premises referred to in the Credit and Security Agreement are legally described as follows:

[To be completed by Borrower]